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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WASHINGTON PRIME GROUP INC.*
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(2)	Form, Schedule or Registration Statement No.:
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*
On January 15, 2015, Washington Prime Group Inc. began doing business as WP Glimcher.

PRELIMINARY COPY

WASHINGTON PRIME GROUP INC.
(d/b/a WP GLIMCHER)

NOTICE OF 2015 ANNUAL MEETING OF
SHAREHOLDERS
AND
PROXY STATEMENT

Washington Prime Group Inc.
(d/b/a WP Glimcher)
180 East Broad Street
Columbus, Ohio 43215
(614) 621-9000

April     , 2015

Dear Shareholder:

        You are cordially invited to attend the 2015 Annual Meeting of Shareholders of Washington Prime Group Inc. (d/b/a/ WP Glimcher), which will be held at 9:00 a.m., local time, on Thursday, May 21, 2015 at the Residence Inn, 7335 Wisconsin Ave., Bethesda, Maryland.

        Please refer to the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for detailed information on the Annual Meeting and each of the proposals to be considered and acted upon at the Annual Meeting.

        If you are a common shareholder, we urge you to vote your common shares by proxy as soon as possible to ensure your vote is recorded at the Annual Meeting. You may vote your common shares by telephone, over the Internet, by signing, dating and returning the proxy card in the envelope provided or by voting in person at the Annual Meeting. Your vote is very important to our Board of Directors.

        If you are a preferred shareholder, we are sending you a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement because one of the proposals to be considered and acted upon at the Annual Meeting is a proposed amendment to our amended and restated articles of incorporation to change our name to "WP Glimcher Inc." As such, under Indiana law and our amended and restated articles of incorporation, you are entitled to receive notice of the Annual Meeting, but are not entitled to vote on any matters being acted on at the Annual Meeting.

        Our Board of Directors appreciates your support of our company.

Sincerely,

Mark S. Ordan
 Executive Chairman of the Board

Michael P. Glimcher
 Vice Chairman and Chief Executive Officer

Washington Prime Group Inc.
(d/b/a WP Glimcher)
180 East Broad Street
Columbus, Ohio 43215
(614) 621-9000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 21, 2015

        The 2015 Annual Meeting of Shareholders of Washington Prime Group Inc. (d/b/a WP Glimcher) will be held at 9:00 a.m., local time, on Thursday, May 21, 2015 at the Residence Inn, 7335 Wisconsin Ave., Bethesda, Maryland. We are holding the Annual Meeting to consider and vote on the following matters:

  1.
  To elect the eight directors named in the Proxy Statement;

  2.
  To approve an amendment to our amended and restated articles of incorporation to change our name to "WP Glimcher Inc.";

  3.
  An advisory vote to approve executive compensation;

  4.
  An advisory vote on the frequency of future advisory votes on executive compensation;

  5.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

  6.
  To transact such other business as may properly come before the meeting.

        The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.

        You may vote at the Annual Meeting and any postponements or adjournments thereof if you were a holder of record of our common shares as of the close of business on March 27, 2015, the record date for the meeting.

        Please vote your common shares promptly by telephone, over the Internet or, if you have requested paper copies of our proxy materials by mail, by signing, dating and returning the proxy card in the envelope provided. Voting your common shares prior to the Annual Meeting will not prevent you from changing your vote in person if you choose to attend the Annual Meeting.

By Order of the Board of Directors,

Robert P. Demchak
 General Counsel and Secretary

April     , 2015

i

ii

Washington Prime Group Inc.
(d/b/a WP Glimcher)
180 East Broad Street
Columbus, Ohio 43215
(614) 621-9000

PROXY STATEMENT

Annual Meeting of Shareholders to be Held on Thursday, May 21, 2015

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who is Soliciting My Vote?

        Our Board of Directors (the "Board") is soliciting your vote for the 2015 Annual Meeting of Shareholders (the "Annual Meeting"), and any adjournments or postponements thereof. This Proxy Statement, the accompanying Notice and the enclosed proxy card are first being mailed to our shareholders on or about April     , 2015.

What Am I Voting on?

        There are five proposals to be considered and voted on by our common shareholders at the Annual Meeting:

  •
  Proposal 1: Election of the eight director nominees named in this Proxy Statement to serve until the next annual meeting and until their successors are duly elected and qualified.

  •
  Proposal 2: An amendment to our amended and restated articles of incorporation to change our name to "WP Glimcher Inc."

  •
  Proposal 3: An advisory vote to approve executive compensation.

  •
  Proposal 4: An advisory vote on the frequency of future advisory votes on executive compensation.

  •
  Proposal 5: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

What are the Board's Voting Recommendations?

        The Board unanimously recommends that common shareholders vote FOR each of the Board's nominees for election as directors, and FOR Proposals 2, 3 and 5. With regard to Proposal 4, common shareholders are being asked to vote on whether future shareholder advisory votes on executive compensation should occur every one, two or three years or to abstain from voting on the matter. Our Board recommends that common shareholders vote FOR holding future advisory shareholder votes on executive compensation every year.

What Happens If Additional Matters are Presented at the Annual Meeting?

        We know of no other matters other than the items of business described in this Proxy Statement that can be considered at the Annual Meeting. If other matters requiring a vote do arise, the persons named as proxies will have the discretion to vote on those matters for you.

How Do I Attend the Annual Meeting?

        The meeting will be held at 9:00 a.m., local time, on Thursday, May 21, 2015 at the Residence Inn, 7335 Wisconsin Ave., Bethesda, Maryland. For directions to the Annual Meeting, you may contact Investor Relations, Washington Prime Group Inc., 180 East Broad Street, Columbus, Ohio 43215, (614) 621-9000.

Who is Entitled to Vote?

        You are entitled to vote on all matters presented to the shareholders at the Annual Meeting if you own common shares at the close of business on March 27, 2015, the record date. Holders of our preferred shares are entitled to receive notice of the Annual Meeting but are not entitled to vote on any matters being acted on at the meeting.

How Many Common Shares May Vote at the Annual Meeting?

        On March 27, 2015, a total of 185,192,182 common shares were outstanding and are entitled to vote on all matters presented to shareholders at the Annual Meeting.

How Many Common Shares Must be Present to Hold the Annual Meeting?

        The presence at the meeting in person or by proxy of holders of common shares representing a majority of all the votes entitled to be cast at the Annual Meeting, or 92,596,092 common shares, will constitute a quorum for the transaction of business.

What is the Difference Between a "Shareholder of Record" and a "Street Name" Holder?

        These terms describe how your common shares are held. If your common shares are registered directly in your name with Computershare Shareowner Services LLC, our transfer agent, you are a "shareholder of record." If your common shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a "street name" holder.

How Do I Vote My Common Shares?

        If you are a "shareholder of record," you have several choices. You can vote your common shares by proxy:

  •
  Via the Internet: www.proxyvote.com until 11:59 P.M. EDT on May 20, 2015;

  •
  By telephone: 1-800-690-6903 until 11:59 P.M. EDT on May 20, 2015; or

  •
  By completing, signing and returning your proxy card by mail.

If you hold your common shares in "street name," your broker, bank, trustee or nominee will provide you with materials and instructions for voting your common shares.

Can I Vote My Common Shares at the Annual Meeting?

        If you are a "shareholder of record," you may vote your common shares in person at the meeting. If you hold your common shares in "street name," you must obtain a legal proxy from your broker, bank, trustee or nominee, giving you the right to vote the common shares at the meeting.

What Are Broker Non-Votes?

        A broker non-vote occurs when a nominee, such as a broker, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote for that particular proposal and has not received instructions from the beneficial owner as to how to vote its shares. Proposals 1, 2, 3 and 4 all fall into this category. If you do not provide your broker with voting instructions, none of your shares held by the broker will be voted on any of these proposals. Brokers may vote on Proposal 5 without receiving instructions from the beneficial owner as to how to vote its shares.

How Will Abstentions be Treated?

        There are no abstentions in the election of directors. Abstentions will have no effect on the outcome of any of the other proposals.

What Vote Is Required to Approve Each Proposal?

        All common shares are entitled to one vote per share. To approve each of the proposals, the following votes are required from the holders of common shares:

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, If Any
1	To elect the eight directors named in the Proxy Statement	The election of directors will effectively be determined by a majority of the votes cast.	Broker non-votes will not affect the outcome of the vote. There are no abstentions on this Proposal.
2	To approve an amendment to our amended and restated articles of incorporation to change our name to "WP Glimcher Inc."	The number of votes cast "FOR" this Proposal must exceed the number of votes cast "AGAINST" it.	Abstentions and broker non-votes will not affect the outcome of the vote.
3	An advisory vote to approve executive compensation
		This Proposal is advisory and not binding. We will consider common shareholders to have approved this Proposal if the number of votes cast "FOR" this Proposal exceed the number of votes cast "AGAINST" it.	Abstentions and broker non-votes will not affect the outcome of the vote.
4	An advisory vote regarding the frequency of future advisory votes on executive compensation
		This Proposal is advisory and not binding. The voting choice among every one, two or three years, if any, that receives more votes cast "FOR" than the combined votes cast "FOR" the other two voting choices, will be deemed to have been approved.	Abstentions and broker non-votes will not affect the outcome of the vote.

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, If Any
Because common shareholders have several voting choices on this Proposal, it is possible that no single voting choice will receive more votes cast "FOR" that choice than the combined votes cast "FOR" the other two voting choices. In such event, our Board intends to review the number of votes cast "FOR" each voting alternative in making its determination on the frequency of future shareholder advisory votes on our executive compensation.
5	To ratify the appointment of our independent registered accounting firm for the year ending December 31, 2015	The number of votes cast "FOR" this Proposal must exceed the number of votes cast "AGAINST" it.	Abstentions will not affect the outcome of the vote. There are no broker non-votes on this Proposal.

Why Did I Receive More Than One Proxy Card?

        You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in "street name"), you will receive your proxy card or other voting information from your broker, and you will return your proxy card(s) to your broker. You should vote, sign and return each proxy card you receive.

Can I Change My Vote After I Have Submitted My Proxy?

        If you are a shareholder of record, you may revoke your proxy in any one of the following ways:

  •
  By sending a written notice of revocation to our Secretary at 180 East Broad Street, Columbus, Ohio 43215 that is received prior to the Annual Meeting, stating that you revoke your proxy;

  •
  By signing a later-dated proxy card and submitting it so that it is received prior to the Annual Meeting in accordance with the instructions included in the proxy card;

  •
  By granting a subsequent proxy by telephone or through the Internet; or

  •
  By attending the meeting and voting your shares in person.

        If your shares are held in street name, you should follow the instructions provided by your broker, bank, trustee or nominee.

How Will My Common Shares be Voted If I Do Not Specify How They Should be Voted?

        If you sign and return a proxy card without indicating how you want your common shares to be voted, the persons named as proxies will vote your common shares FOR each of the Board's nominees for election as directors, FOR Proposals 2, 3 and 5 and, with regard to Proposal 4, FOR holding future shareholder advisory votes on the compensation of our executives every year.

Who Will Count the Votes?

        Broadridge Financial Solutions, Inc. will count the votes and will serve as the inspector of election at the Annual Meeting.

Who Pays the Cost of This Proxy Solicitation?

        We will pay the cost of preparing, assembling and mailing the proxy materials. We will also request banks, brokers and other holders of record to send the proxy materials to, and obtain proxies from, beneficial owners and will reimburse them for their reasonable expenses in doing so. In addition, we have hired Georgeson, Inc. to assist in the solicitation of proxies. We will pay Georgeson, Inc. a fee of $12,500 for its proxy solicitation services.

Is this Proxy Statement the Only Way That Proxies are Being Solicited?

        Certain employees or other representatives of the company may also solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

What Do I Need To Do to Attend the Annual Meeting in Person?

        Only shareholders as of the close of business on March 27, 2015, the record date, are entitled to attend the Annual Meeting.

        If your shares are registered in your name and you owned them as of the close of business on March 27, 2015, you only need to provide some form of government-issued photo identification for admission.

        If you hold your shares in a bank or brokerage account, you can attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned shares on March 27, 2015, and provide some form of government-issued photo identification. If your common shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your common shares at the Annual Meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your common shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 21, 2015

        The notice of annual meeting of shareholders, this Proxy Statement and our annual report to shareholders are available at www.proxyvote.com.

PROPOSAL 1: ELECTION OF DIRECTORS

        Our Board currently consists of nine members. All directors are elected annually. David Simon, who currently serves as a member of our Board, has decided not to stand for re-election at the Annual Meeting in light of his other responsibilities, including as Chairman and Chief Executive Officer of Simon Property Group, Inc. ("Simon") and as Chairman of the Supervisory Board of Directors of Klépierre, S.A. The Board is grateful to Mr. Simon for his service on our Board. As a result of Mr. Simon's decision not to stand for re-election to the Board at the Annual Meeting, eight directors will be elected at the Annual Meeting. Following the recommendation of the Governance and Nominating Committee, our Board has nominated each of the other individuals currently serving as a director for election at the Annual Meeting.

        Each director elected at the Annual Meeting will hold office until the next succeeding annual meeting of shareholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each nominee listed below has consented to be named in this

Proxy Statement and has agreed to serve as a director if elected, and we expect each nominee to be able to serve if elected. If any nominee is not able to serve, the persons named as proxies will have authority, according to their judgment, to vote or refrain from voting for such alternate nominee as may be designated by the Board.

        The election of directors at the Annual Meeting will effectively be determined by a majority of the votes cast by the shareholders entitled to vote in the election, as any director not receiving a majority of the votes cast is required to tender his or her resignation for consideration to the Chair of the Governance and Nominating Committee. The Governance and Nominating Committee then will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it. The Board will act on the Governance and Nominating Committee's recommendation no later than 90 days following the date of the Annual Meeting, and will publicly disclose its decision by a press release or a filing with the SEC.

Nominees for Election to the Board

        The following table shows the name, age and position(s) held by each director nominee.

Name of Director Nominee	Age(1)	Position(s) Held
Mark S. Ordan	55	Executive Chairman
Michael P. Glimcher	47	Vice Chairman and Chief Executive Officer
Louis G. Conforti	50	Director
Robert J. Laikin	51	Lead Independent Director
Niles C. Overly	64	Director
Jacquelyn R. Soffer	49	Director
Richard S. Sokolov	65	Director
Marvin L. White	53	Director

(1)
Age at March 15, 2015.

        Our Board unanimously recommends that our common shareholders vote FOR the election of each of the director nominees.

        The principal occupations and employment of each director nominee and directorships held with other public companies during the past five years are set forth below. Following each nominee's biographical information, we have provided information concerning the particular experience, qualifications, attributes and skills that led the Governance and Nominating Committee and the Board to determine that such nominee should serve as a director.

        Mark S. Ordan became our Executive Chairman on January 15, 2015 upon the closing of our acquisition of Glimcher. Mr. Ordan had served as our Chief Executive Officer from May 2014 to January 15, 2015 and also has been one of our directors since May 2014. From January 2013 to November 2013, Mr. Ordan served as a director and as the Chief Executive Officer of Sunrise Senior Living, LLC, the successor to the management business of Sunrise Senior Living, Inc. ("Sunrise"), which had been a publicly traded operator of approximately 300 senior living communities located in the United States, Canada and the United Kingdom prior to its sale in January 2013 to Health Care REIT, Inc. Mr. Ordan served as Sunrise's Chief Executive Officer from November 2008 to January 2013, and as a director from July 2008 to January 2013. While at Sunrise, Mr. Ordan led its restructuring and oversaw its eventual sale. He served as the Chief Executive Officer and President of The Mills Corporation ("Mills"), a publicly traded developer, owner and manager of a diversified portfolio of regional shopping malls and retail entertainment centers, from October 2006 to May 2007, as its Chief Operating Officer from February 2006 to October 2006 and as a director from December 2006 until May 2007. While at Mills, Mr. Ordan oversaw its operations and its eventual sale to Simon and Farallon Capital Management, LLC in May 2007. Prior to that, he served as President and Chief Executive Officer of Balducci's LLC, a gourmet food store chain. He also founded and served as Chairman, President and Chief Executive Officer of Fresh Fields Markets, Inc., an organic foods supermarket chain, eventually leading the merger of the company with Whole Foods Markets, Inc. Mr. Ordan also was employed in the equities division of the investment banking firm of Goldman Sachs & Co. Mr. Ordan served as a director of Harris Teeter Supermarkets, Inc., a publicly traded supermarket chain, from February 2013 until January 2014, when it was acquired by The Kroger Co. He was a Trustee of Vassar College for fifteen years. He also previously served for ten years, including five years as Non-Executive Chairman, on the Board of Trustees of Federal Realty Investment Trust. Mr. Ordan currently serves on the boards of the following nonprofit organizations: the U.S. Chamber of Commerce, the National Endowment for Democracy, the Seed School Foundation and the Economic Club of Washington, D.C.

        Skills and Qualifications:    Mr. Ordan has substantial executive experience, leadership ability and a proven record of accomplishment in retail, real estate and healthcare, with proven skills in corporate finance, capital markets, mergers and acquisitions, joint ventures, corporate restructurings, strategic planning and other public company matters.

        Michael P. Glimcher became our Vice Chairman and Chief Executive Officer on January 15, 2015. Mr. Glimcher holds one of two Board seats that we and Glimcher agreed would be held by two former members of Glimcher's Board of Trustees. Mr. Glimcher had served as Chairman of Glimcher's Board of Trustees since September 2007, as its Chief Executive Officer since January 2005, and as a Trustee of Glimcher since June 1997. As Glimcher's Chairman of the Board and Chief Executive Officer, he was responsible for implementing the policies of Glimcher, as determined by the Glimcher Board of Trustees, as well as managing Glimcher's overall business and affairs. He also served as Glimcher's Executive Vice President from March 1999 to December 1999 and its President from December 1999 until September 2007, as well as in various senior level leasing and development positions since joining Glimcher in 1991. Mr. Glimcher has been a director of M/I Homes, Inc., a publicly traded builder of single family homes, since January 2013. He serves on the Board of Governors for the National Association of Real Estate Investment Trusts, the trade association for real estate investment trusts, and the Board of Trustees for the Arizona State University Foundation, an organization responsible for all aspects of fundraising at Arizona State University, and the Wexner Center for the Arts, a multidisciplinary and international organization affiliated with The Ohio State University and formed for the exploration and advancement of contemporary art. He is an ex officio member of the Board of Trustees of the International Council of Shopping Centers ("ICSC"), the leading industry organization for retail real estate companies, and the Columbus Partnership, a non-profit membership-based organization of chief executive officers from leading businesses and institutions in Columbus, Ohio. Mr. Glimcher also serves on the Governing Committee of The Columbus Foundation, a philanthropic organization based in Columbus, Ohio, and is a member of the International Council of The Real Estate Roundtable, a non-profit public policy organization that represents the interests of constituents in the real estate industry. He is active in several charitable and community organizations.

        Skills and Qualifications:    Mr. Glimcher has substantial executive experience and leadership ability in the retail real estate industry, with strong skills in corporate finance, capital markets, mergers and acquisitions, strategic planning and other public company matters.

        Louis G. Conforti became a director on May 27, 2014. Since December 2013, Mr. Conforti has been Senior Managing Director of Balyasny Asset Management LP, an alternative investment manager firm, and since April 2014, a Principal of Colony Capital LLC, a global real estate investment firm. Mr. Conforti was Global Head of Real Estate for UBS O'Connor, the alternative investment management division of UBS AG, a financial services firm, from October 2008 to November 2013. During that time, he also served as Senior Portfolio Manager of O'Connor Colony Property Strategies, a partnership with Colony Capital LLC. Previously, he was Managing Director and Head of Real Estate

Investments at the hedge fund firm of Stark Investments, from January 2005 to October 2008. His predecessor real estate hedge fund, The Greenwood Group, was acquired by Stark Investments in January 2005. Mr. Conforti served as Co-President and Chief Financial Officer of Prime Group Realty Trust, a publicly traded office and industrial property real estate investment trust, from June 2000 to October 2003, as its Executive Vice-President-Capital Markets, from June 1988 to November 1999, and as its Senior Vice President-Capital Markets, from June 1998 to November 1999. Prior to that, Mr. Conforti worked at the investment banking firms of CIBC World Markets and Alex. Brown & Sons within their real estate investment banking and capital markets divisions.

        Skills and Qualifications:    Mr. Conforti has substantial real estate industry experience, with strong skills in real estate investments, executive management, corporate finance, capital markets, financial statement and accounting matters and other public company matters.

        Robert J. Laikin became a director and was appointed as our Lead Independent Director on May 27, 2014. Mr. Laikin founded BrightPoint, Inc., a wireless device distribution and logistics company (then known as Wholesale Cellular USA, Inc.), in 1989. He served as the Chairman of the Board and Chief Executive Officer of BrightPoint, Inc., which was listed on the NASDAQ exchange in April 1994 until its sale in October 2012 to Ingram Micro Inc., a publicly traded wholesale technology distributor and supply-chain management and mobile device lifecycle services company. Mr. Laikin is currently an Executive Advisor to the CEO and Government Relations Executive of Ingram Micro Inc., a position he has held since November 2012. From July 1986 to December 1987, Mr. Laikin was Vice President, and from January 1988 to February 1993, President, of Century Cellular Network, Inc., a company engaged in the retail sale of cellular telephones and accessories.

        Skills and Qualifications:    Mr. Laikin has an established track record of launching and building successful enterprises, with significant experience in executive leadership, business strategy and finance, management, global business operations, marketing, investor and public relations, negotiation and deal structure.

        Niles C. Overly became a director on January 15, 2015. Mr. Overly holds one of the two Board seats that we and Glimcher agreed would be held by two former members of Glimcher's Board of Trustees. Mr. Overly previously served as a Trustee of Glimcher since May 2004. Currently, Mr. Overly serves as Chairman and Chief Executive Officer of Metro Data Center, LLC, a high tier data center located in Dublin, Ohio, and has served in that capacity since 2012. Mr. Overly also serves as Chairman and Chief Executive Officer of BrightCastle Ventures LLC, a private equity and consulting company, and has served in that role since 2007. He also served as Chairman of The Frank Gates Companies/Avizent ("Frank Gates"), which specialize in employee benefit and risk management services, from 2003 to August 2008. Mr. Overly served as Chief Executive Officer of Frank Gates from 1983 to March 2007 and as General Counsel for Frank Gates from 1979 until 1983. Prior to joining Frank Gates, Mr. Overly served as an international tax consultant with Arthur Andersen & Company, and he was also a partner in the law firm of Overly, Spiker, Chappano & Wood, L.P.A. for five years. He currently serves as a member of the Ohio Chamber of Commerce and was formerly Chairman of the organization. He has also been active in the Young Presidents Organization ("YPO"), having served as the Chairman and Education Chair of YPO's Columbus, Ohio Chapter.

        Skills and Qualifications:    Mr. Overly has general business, risk management, finance and accounting, compliance, legal, audit, compensation, corporate governance and public company experience as well as corporate management experience and skills.

        Jacquelyn R. Soffer became a director on May 27, 2014. Ms. Soffer is a Principal for Turnberry Associates, a real estate development and property management company, which she joined in 1989, where she oversees the company's retail, hospitality and office divisions including its landmark Aventura Mall, South Florida's largest super-regional shopping center. Turnberry Associates holds a two-thirds interest in Aventura Mall, with the remaining one-third interest being held by a Simon affiliate. Ms. Soffer's experience includes her instrumental roles in developing Destin Commons, an open-air lifestyle center in Northwest Florida where she recently opened a 100,000 square foot expansion. In addition, Ms. Soffer leads the continued enhancement and operations of both the Fontainebleau Miami Beach as well as Turnberry Isle Miami Resort. She is a board member of Fontainebleau Miami Beach and a Founding Member and member of the Board of Trustees of the Institute of Contemporary Art in Miami, Florida.

        Skills and Qualifications:    Ms. Soffer has extensive executive management experience in the retail, hospitality and office real estate sectors, with strong skills in real estate development and property management.

        Richard S. Sokolov became a director in December 2013, served as our Chief Executive Officer from December 2013 until May 27, 2014 and as our Chairman of the Board from that date until January 15, 2015. He has been a director of Simon and has served as its President and Chief Operating Officer since 1996, immediately after its acquisition of DeBartolo Realty Corporation, which had been a publicly traded real estate investment trust that owned, developed and managed shopping malls. Mr. Sokolov had served as Chief Executive Officer, President and a member of the Board of Directors of DeBartolo Realty Corporation and Senior Vice President Development and General Counsel of its predecessor operations for a number of years. Mr. Sokolov serves as a trustee and is a Past Chairman of the ICSC.

        Skills and Qualifications:    Mr. Sokolov has substantial retail real estate industry experience, with strong skills in managing retail real estate development and operations, corporate finance, capital markets and other public company matters.

        Marvin L. White became a director on May 7, 2014. Since November 2014, Mr. White has served as the President and Chief Executive Officer of The MLW Advisory Group, LLC, a management advisory company targeting the needs of healthcare and related companies. From September 2008 to March 2014, Mr. White served as System Vice President and Chief Financial Officer of St. Vincent Health, and was responsible for finance, materials management, accounting, patient financial services and managed care for all 19 hospitals and 36 joint ventures. Prior to joining St. Vincent Health, Mr. White served as Executive Director and Chief Financial Officer at Eli Lilly & Company's Lilly USA, from 2000 to 2006 where he was a member of the Operations Committee. Mr. White also held leadership positions at Lilly in corporate finance and investment banking in the Corporate Strategy Group, and was the pharmaceutical company's Executive Director and Assistant Treasurer, from 2006 to 2008. Prior to his career in health care, Mr. White was with General Motors in Illinois, from 1981 to 1987, and Hewlett Packard, an information technology company, in Atlanta, from 1989 to 1993, undertaking various supervisory and financial assignments. In 1993, he joined Motorola. Inc.'s Cordless Operation as Operations Controller, and in 1995 he was named Senior Operations Controller for the Japan Cellular Division of this telecommunications company. Mr. White also served as the South Asia Divisional Controller for Motorola's Cellular Sector, and later became the Latin America Divisional Controller for that sector. Mr. White served as the chair of St. Vincent Indianapolis Hospital Board of Directors from 2006 to 2008 and as a member of the Board of Trustees of HealthLease Properties Real Estate Investment Trust, a Canadian-based, senior housing and post-acute healthcare property real estate investment trust, from November 2013 to November 2014, when it was acquired by HealthCare REIT, Inc. He currently serves on the boards of Emergent BioSolutions Inc., a publicly traded specialty pharmaceutical company (since June 2010) and One American Financial Partners, Inc., a financial services company (since August 2014). Additionally, he is a past member of the Arts Council of Indianapolis and the Investment Committee of Lynxx Capital Corporation, an investment management firm.

        Skills and Qualifications:    Mr. White has extensive chief financial officer experience in the healthcare industry, with strong skills in hospital accounting and financial statement matters. He also previously served as the Chair of the Audit Committee of another public company.

EXECUTIVE OFFICERS

        The name, age and position(s) held by each of our current executive officers are set forth in the table below.

Name	Age(1)	Position(s) Held
Mark S. Ordan	55	Executive Chairman
Michael P. Glimcher	47	Vice Chairman and Chief Executive Officer
Butch Knerr	50	Executive Vice President and Chief Operating Officer
Mark E. Yale	49	Executive Vice President and Chief Financial Officer
C. Marc Richards	44	Executive Vice President and Chief Administrative Officer
Farinaz S. Tehrani	48	Executive Vice President—Legal and Compliance
Richard P. Demchak	44	General Counsel and Secretary
Melissa A. Indest	51	Chief Accounting Officer and Senior Vice President—Finance

(1)
Age at March 15, 2015.

        Biographical information concerning Messrs. Ordan and Glimcher is set forth above under "Proposal 1: Election of Directors." Biographical information concerning each of our other executive officers is set forth below.

        Butch Knerr became our Executive Vice President and Chief Operating Officer in September 2014. Mr. Knerr joined us from Simon where he served as Executive Vice President of Leasing from March 2009 to September 2014, as well as other numerous roles of increasing responsibility at Simon and its predecessor from July 1988 through March 2009. As Simon's Executive Vice President of Leasing, Mr. Knerr was responsible for overseeing Simon's leasing activities for approximately 55 properties, as well as for overseeing leasing activities on new center developments, mall expansions and redevelopments. Mr. Knerr is a member of the ICSC.

        Mark E. Yale became our Executive Vice President and Chief Financial Officer on January 15, 2015. He had been Executive Vice President of Glimcher since May 2006, its Chief Financial Officer since August 2004 and its Treasurer since May 2005. In these roles, he was responsible for Glimcher's financial reporting, accounting, treasury, budgeting, information technology, and investor relations functions. Mr. Yale served as Senior Vice President of Glimcher from August 2004 to May 2005. He served as Manager of Finance and Chief Financial Officer at Storage USA, Inc. ("Storage"), a division of GE Real Estate, from 2002 through 2004. Prior to that, Mr. Yale served as Senior Vice President for Financial Reporting at Storage, a then publicly traded storage real estate investment trust, from July 1999 to June 2002 and as Vice President for Financial Reporting from August 1998 to June 1999. Prior to the acquisition of Storage by GE Real Estate in 2002, Mr. Yale successfully managed Storage's financial and accounting functions. He also served as Senior Audit Manager of PricewaterhouseCoopers LLP from January 1994 to July 1998.

        C. Marc Richards became our Executive Vice President and Chief Administrative Officer on January 15, 2015. He served as our Chief Financial Officer from May 2014 until January 15, 2015. From January 2013 to May 2014, Mr. Richards served as the Chief Financial and Administrative Officer of Sunrise Senior Living, LLC. From March 2011 to January 2013, he served as the Chief Financial Officer of Sunrise and from July 2009 to March 2011 as its Chief Accounting Officer. In these roles, he was responsible for accounting and financial reporting matters, Sarbanes-Oxley Act compliance, tax and asset management. From November 2007 to July 2009, Mr. Richards was a Vice President with JE Robert Companies and functioned as the controller for JER Investors Trust. While serving in this capacity, Mr. Richards supervised the accounting and financial reporting functions, Sarbanes-Oxley Act compliance and REIT tax compliance of JER Investors Trust. From May 2006 to October 2007, Mr. Richards served as Vice President and Corporate Controller of Republic Property

Trust. In this role, Mr. Richards supervised the accounting and financial reporting functions of Republic Property Trust. From July 1999 to May 2006, Mr. Richards served in a variety of accounting positions with increasing responsibilities at The Mills Corporation. These positions included, among others, group vice president of corporate accounting and vice president of corporate and property accounting. He is a certified public accountant.

        Farinaz S. Tehrani became our Executive Vice President—Legal and Compliance in February 2015. From January 2013 to January 2015, Ms. Tehrani was General Counsel and Chief Compliance Counsel of Sunrise Senior Living, LLC. In these roles, she was responsible for the company's legal and compliance affairs, including strategic transactions, acquisitions and dispositions of assets, corporate governance, board liason and ethics and compliance programs. She served as Senior Vice President and Deputy General Counsel of Sunrise Senior Living, Inc., from September 2011 to December 2012, as its Chief Compliance Officer from 2011 to 2015, as its Senior Vice President and Associate General Counsel from August 2010 to August 2011, and as its Vice President and Associate General Counsel from May 2004 to July 2010. In these positions, she was actively involved with increasing levels of responsibility with respect to public company matters, corporate governance, regulatory compliance, employee benefits, intellectual property and transactions. Prior to that, Ms. Tehrani was associated with the law firm of Hogan & Hartson LLP (now Hogan Lovells US LLP), where she practiced corporate, securities and transactional law.

        Robert P. Demchak became our General Counsel and Secretary in May 2014. Previously, Mr. Demchak was Senior Vice President, Capital Markets Group/Legal of Simon since 2014. Prior to that, Mr. Demchak was Vice President, Capital Markets Group of Simon from 2009 through 2013. In these roles, he was responsible for the acquisition and disposition of certain assets, certain corporate acquisitions and commercial litigation, debt refinancings and restructuring of commercial mortgage loans. Mr. Demchak also served as Real Estate Closing Attorney, Fixed Income Group at Morgan Stanley Mortgage Capital Holdings LLC from 2005 through 2008, Associate, Real Estate Department at Kaye Scholer LLP from 2004 through 2005 and Associate, Real Estate Department at Windels Marx Lane & Mittendorf, LLP from 2000 through 2004.

        Melissa A. Indest became our Chief Accounting Officer and Senior Vice President, Finance on January 15, 2015. She had served as Glimcher's Chief Accounting Officer and Senior Vice President, Finance since January 2014. In this capacity, she oversaw all operations of Glimcher's accounting and finance departments as well as investor relations and corporate communications. Previously, Ms. Indest served as a Senior Vice President, Finance and Accounting at Glimcher from June 2010 to January 2014, where she was responsible for the day-to-day operations of the accounting department, including external financial reporting, tax reporting, lease accounting, credit and investor relations. Ms. Indest also held the role of Vice President, Finance and Accounting from 2007 to June 2010. She originally joined Glimcher in 2003 as Vice President and Controller. Prior to joining Glimcher, Ms. Indest served in various accounting and operational roles with Corporate Express of Cincinnati, Ohio, an office supply company, where she most recently held the title of President, Central Midwest Division. In addition to her prior experience as Glimcher's Controller, Ms. Indest has extensive background in finance, audit, budget and operational processes and procedures. A Certified Public Accountant who began her career with PricewaterhouseCoopers LLP, Ms. Indest serves as Vice Chairperson on the Board of Directors for Lifeline of Ohio Organ Procurement, Inc., a nonprofit organization.

CORPORATE GOVERNANCE

Governance Principles

        Our Board has adopted a set of Governance Principles to assist it in guiding our governance practices. The Governance Principles are from time to time re-evaluated by the Governance and Nominating Committee in light of changing circumstances in order to continue serving our best interests and the best interests of our shareholders. Our Governance Principles are available on the Corporate Governance page of the Investors section of our website at www.wpglimcher.com, or by requesting a copy in print, without charge, by contacting our Secretary at 180 East Broad Street, Columbus, Ohio 43215.

Director Independence and Independence Determinations

        Our Governance Principles provide that at least a majority of our Board must be independent at all times. Independence is determined in accordance with the corporate governance requirements of the New York Stock Exchange (the "NYSE") listing standards, and other applicable laws, rules and regulations regarding director independence in effect from time-to-time. The Governance and Nominating Committee annually reviews all commercial and charitable relationships between the company and the directors and presents its findings and recommendations to the Board, which makes a final determination regarding the independence of the directors. For relationships not covered by the standards described above, the determination of whether a director is independent or not is made by the directors who satisfy those standards.

        Upon the recommendation of the Governance and Nominating Committee, the Board has determined that the following five directors meet these standards and are independent: Louis G. Conforti, Robert J. Laikin, Niles C. Overly, Jacquelyn R. Soffer and Marvin L. White.

Board Leadership Structure

        Our Board believes that it is in our best interests and the best interests of our shareholders for the Board to determine which director is best qualified to serve as Chairman of the Board. Accordingly, our Board does not have a policy as to whether the Chairman should be independent or an individual who is not also a member of management. Instead, our Board selects the Chairman in the manner that it determines to be in the best interests of our shareholders, and the Governance and Nominating Committee evaluates and makes recommendations to our Board concerning its leadership structure, including whether the offices of the Chairman and the Chief Executive Officer should be held by the same person.

        When the Chairman is not an independent director, the independent directors will also elect, annually, a lead independent director. The independent directors will reconsider the selection of the lead independent director from time-to-time and may, on the recommendation of the Governance and Nominating Committee, elect a different independent director to serve as lead independent director.

        Mr. Sokolov served as Chairman of the Board until January 15, 2015. Mr. Ordan, who previously served as our Chief Executive Officer, became our Executive Chairman on that date. Robert J. Laikin has served as our lead independent director since May 2014.

Lead Independent Director

        The lead independent director facilitates communication with our Board and presides over regularly conducted executive sessions of the independent directors or sessions where the Chairman of our Board is not present. It is the role of the lead independent director to review and approve matters, such as agenda items, schedule sufficiency, and, where appropriate, information provided to other Board members. The lead independent director is chosen by and from the independent members of our Board, and serves as the liaison between the independent directors and the senior management team; however, all directors are encouraged to consult with the Chairman on each of the above topics as well.

        The lead independent director, and each of the other directors, communicates regularly with the Chairman and with the Chief Executive Officer regarding appropriate agenda topics and other board related matters. The lead independent director presides at all meetings of our Board at which the Chairman is not present, has the authority to call meetings of the independent directors and, if requested by major shareholders and subject to applicable legal restrictions, must ensure that he or she is available for consultation and direct communication.

Board's Role in Oversight of Risk Management

        While risk management is primarily the responsibility of management, our Board nevertheless provides overall risk oversight with a focus on the most significant risks that we face. We have implemented a company-wide enterprise risk management process to identify and assess the major risks we face and develop strategies for controlling, mitigating and monitoring risk. As part of this process, we have gathered information throughout our company to identify and prioritize these major risks. The identified risks and risk mitigation strategies are validated with management and discussed with the Audit Committee on an ongoing basis.

        It is the responsibility of the Audit Committee to review our risk management programs and report on these items to the full Board. The Audit Committee periodically discusses our identified financial and operational risks with our Chief Executive Officer and Chief Financial Officer and receives regular reports from other members of senior management with regard to our identified risks.

        The Compensation Committee is responsible for overseeing any risks relating to our compensation policies and practices. Specifically, the Compensation Committee oversees the design of incentive compensation arrangements of our executive officers to implement our pay-for-performance philosophy without encouraging or rewarding excessive risk taking by our executive officers.

        Our management will regularly conduct additional reviews of risks, as needed, or as requested by our Board or the Audit Committee.

Nominations For Director

        The Governance and Nominating Committee will consider director nominees recommended by shareholders in accordance with the requirements of our amended and restated bylaws (the "Bylaws"). A shareholder who wishes to recommend a director candidate should send such recommendation to our Secretary at 180 East Broad Street, Columbus, Ohio 43215, who will forward it to the Governance and Nominating Committee. Any such recommendation should include a description of the candidate's qualifications for Board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at the annual meeting of shareholders, rather than recommend the individual to the Governance and Nominating Committee as a nominee, must comply with the requirements described above and, in addition, must comply with the advance notice requirements for shareholder nominations set forth in our Bylaws.

        Our Governance Principles provide that all candidates for election as members of the Board should possess high personal and professional ethics, integrity and values and be committed to representing the long-term interests of our shareholders and otherwise fulfilling the responsibilities of directors as described in our Governance Principles. Our Governance Principles further provide that our directors should not serve on more than four boards of public companies, including our Board, unless the Board or Governance and Nominating Committee determines that serving on more than four public company boards does not impair the ability of the director to serve as an effective member of our Board. In recommending candidates to the Board for election as directors, the Governance and Nominating Committee will consider the foregoing minimum qualifications as well as each candidate's credentials, keeping in mind our desire, as stated in our Governance Principles, to have a Board representing diverse experiences and backgrounds, as well as expertise in or knowledge of specific areas that are relevant to our business activities.

Board and Committee Meetings and Attendance

        Our business and affairs are managed under the direction of our Board. During 2014, our Board met six times.

        Our Board conducts many of its oversight responsibilities through its Audit Committee, Compensation Committee and Governance and Nominating Committee. These committees were formed immediately prior to our separation from Simon on May 28, 2014. During 2014, the Audit Committee met three times, the Compensation Committee met three times and the Governance and Nominating Committee met two times.

        During 2014, our directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which they serve.

Executive Sessions of Independent Directors

        The independent directors meet in executive session without management present in connection with each regularly scheduled Board meeting. During 2014, the independent directors held three executive sessions. Mr. Laikin presides over these executive sessions.

Board Committees

        We have the following standing Board committees: Audit Committee, Compensation Committee and Governance and Nominating Committee. Each of these committees is composed entirely of independent directors. The written charter of each of these committees is available on the Corporate Governance page of the Investors section of our website at www.wpglimcher.com, or by requesting a copy, in print, without charge by contacting our Secretary at 180 East Broad Street, Columbus, Ohio 43215.

        The following table sets forth the current membership of these committees.

Name	Audit Committee	Compensation Committee	Governance and Nominating Committee
Louis G. Conforti	x	x	x
Robert J. Laikin	x	x
Niles C. Overly	x	Chair
Jacquelyn R. Soffer		x	Chair
Marvin L. White	Chair		x

Audit Committee

        The Audit Committee assists the Board in monitoring the integrity of our financial statements, the qualifications, independence and performance of our independent registered public accounting firm, the performance of our internal audit function and our compliance with legal and regulatory requirements.

        The Audit Committee has sole authority to appoint or replace our independent registered public accounting firm and pre-approves the auditing services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms thereof.

        The Audit Committee has authority to retain legal, accounting or other advisors.

        Among other roles specified in its charter, the Audit Committee reviews and discusses with management and our independent registered public accounting firm our annual audited financial statements, our quarterly earnings releases and financial statements, significant financial reporting issues and judgments made in connection with the preparation of our financial statements and any major issues regarding the adequacy of our internal controls. It also issues the report on its activities which appears on page 33 of this Proxy Statement.

        The charter of the Audit Committee requires that each member meet the independence and experience requirements of the NYSE, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the Securities and Exchange Commission (the "SEC").

        The Board has determined that each of Messrs. Conforti, Laikin and Overly is financially literate under NYSE rules and that Mr. White qualifies as an "audit committee financial expert" as defined by SEC rules.

Compensation Committee

        The Compensation Committee is appointed to discharge the Board's responsibilities relating to the establishment and administration of the company's policies, programs and procedures for the annual and long-term compensation of our executive officers. The Compensation Committee also administers our equity-based compensation plans and programs.

        The Compensation Committee has authority to retain the advice and assistance of compensation consultants or other advisors.

        Among other roles specified in its charter, the Compensation Committee periodically reviews, and makes necessary changes to, our compensation philosophy, reviews and approves the compensation structure for our executive officers, makes recommendations to the Board regarding all equity-based plans and other compensation arrangements which require approval by our shareholders, and approves and authorizes the company to enter into any employment agreements, severance arrangements, change in control agreements or provisions, or other compensation-related agreements, with our executive officers. It also issues the report on its activities which appears on page 20 of this Proxy Statement.

        The charter of the Compensation Committee requires that each member meet the independence requirements of the NYSE and the rules and regulations of the SEC.

        Board Advisory, LLC ("Board Advisory") acted as the compensation consultant to the Compensation Committee in 2014. In this role, Board Advisory provided the Compensation Committee with peer executive compensation data, as well as expertise and advice on various matters brought before the Compensation Committee.

Governance and Nominating Committee

        The Governance and Nominating Committee is appointed by the Board to address the broad range of issues surrounding the composition and operation of the Board, develop and recommend to the Board the governance guidelines or principles applicable to the company and the Board, lead the Board in its annual review of Board performance, develop and recommend to the Board the candidates to be nominated for election to the Board and periodically review and make recommendations to the Board regarding compensation for independent members of the Board.

        The Governance and Nominating Committee has the authority to retain legal, accounting or other advisors.

        The charter of the Governance and Nominating Committee requires that each member meet the independence requirements of the NYSE.

Communications with the Board

        Our Governance Principles include procedures by which shareholders and other interested parties may communicate with our Board, or one or more specific members thereof, by writing a letter to our Board, c/o the Secretary. The Secretary will regularly forward to the addressee all letters other than mass mailings, advertisements and other materials not relevant to our business.

Attendance at Annual Shareholder Meetings by Directors

        This will be our first annual meeting as a public company. We encourage all members of the Board to attend the Annual Meeting.

Policies on Business Ethics

        We have adopted a Code of Business Conduct and Ethics, which we refer to as the code of conduct, that requires all business activities to be conducted in compliance with laws, regulations and ethical principles and values. All of our directors, officers and employees are required to read, understand and abide by the requirements of the code of conduct.

        The code of conduct is accessible on the Corporate Governance page of the Investors section of our website at www.wpglimcher.com. Any amendment to, or waiver from, a provision of the code of conduct may be granted only by an employee's immediate supervisor and only after advance notice to, and consultation with, the general counsel, or in those instances required by the code of conduct, the Chief Executive Officer. Waivers involving any of our executive officers or directors may be made only by the Audit Committee, and all waivers granted to executive officers and directors will be disclosed to our shareholders. Our general counsel, who is responsible for overseeing, administering, and monitoring the code of conduct, reports to the Chief Executive Officer with respect to all matters relating to the code of conduct.

Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters

        In accordance with the Sarbanes-Oxley Act of 2002, our Audit Committee has adopted procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, and auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

PROPOSAL 2: APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CHANGE OUR NAME TO "WP GLIMCHER INC."

        As contemplated by the terms of our merger agreement with Glimcher, our Board has approved, and recommends that our common shareholders approve, an amendment to our amended and restated articles of incorporation (the "Articles of Incorporation") to change our name from "Washington Prime Group Inc." to "WP Glimcher Inc." Since January 15, 2015, we have been doing business under the assumed name of "WP Glimcher." Our Board believes that changing our name to WP Glimcher Inc. will fulfill our obligation under the merger agreement, will make our legal name consistent with how we are currently conducting our business and will better reflect the substantial expansion of our business resulting from our recent acquisition of Glimcher.

        In accordance with our Articles of Incorporation, our Board has (a) approved an amendment to our Articles of Incorporation to change our name, (b) declared its advisability and (c) directed that the amendment be considered by our common shareholders at the Annual Meeting.

        If the proposed amendment is approved, Article FIRST of our Articles of Incorporation would be amended and restated in its entirety to read as follows:

  "FIRST: The name of the corporation (which is hereinafter called the "Corporation") is WP Glimcher Inc."

        If approved by our common shareholders at the Annual Meeting, the name change will become effective upon the filing of articles of amendment to our Articles of Incorporation with the Secretary of State of the State of Indiana, which is expected to take place shortly after the Annual Meeting. If the name change is not approved, then the articles of amendment will not be filed. Upon approval of this proposal and the filing of the articles of amendment with the Secretary of State of the State of Indiana, our Bylaws and our incentive plans, governance principles and other agreements will be amended as necessary to reflect the new name.

        Our common shares are currently listed for trading on the NYSE under the symbol "WPG." If the amendment is approved and the name change becomes effective, our common shares will continue to be traded on the NYSE under the symbol "WPG." Our 7.50% Series H Cumulative Redeemable Preferred Stock and 6.875% Series I Cumulative Redeemable Preferred Stock, which also are currently listed for trading on the NYSE under the symbols "WPGPRH" and "WPGPRI," respectively, will also continue to be traded on the NYSE under these symbols. Our 8.125% Series G Cumulative Redeemable Preferred Stock, which is also currently listed on the NYSE under the symbol "WPGPRG," has been called for redemption on April 15, 2015.

        If the name change becomes effective, the rights of shareholders holding certificated shares under currently outstanding stock certificates and the number of shares represented by those certificates will remain unchanged. The name change will not affect the validity or transferability of any currently outstanding stock certificates nor will it be necessary for shareholders with certificated shares to surrender any stock certificates they currently hold as a result of the name change. After the name change, stock certificates for any new or transferred common shares or preferred shares, any existing, new or transferred uncertificated common shares and preferred shares held in direct registration accounts will bear the name "WP Glimcher Inc."

        If the proposed amendment is not approved at the Annual Meeting, we agreed in our merger agreement with Glimcher to use our reasonable best efforts to obtain shareholder approval of the name change for at least two additional meetings of our shareholders until such approval is obtained.

        Our Board unanimously recommends that our common shareholders vote FOR the approval of the proposed amendment to our articles of incorporation to change our name to "WP Glimcher Inc."

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Our goal for our executive compensation program is to motivate and retain qualified executive level employees in a way that establishes an appropriate relationship between executive pay and the creation of shareholder value on a long-term basis. We believe that our executive compensation program accomplishes this goal.

        The Compensation Discussion and Analysis section of this Proxy Statement that begins on page 21 describes our executive compensation program and the decisions made by the Compensation Committee that affected the compensation of the executive officers named in the Summary Compensation Table on page 40. Highlights of that discussion include the following:

  •
  an explanation of the objectives and principal elements of our executive compensation program and the composition of the compensation paid to the named executive officers,

  •
  an explanation of our annual cash bonus and equity-based incentive compensation program, and

  •
  the decisions the Compensation Committee made that impacted the compensation of the named executive officers for 2014.

        We are requesting that shareholders vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the SEC's compensation disclosure rules, which disclosures include the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables. This advisory vote is generally referred to as a "say-on-pay vote."

        Accordingly, we recommend that our shareholders vote FOR the following resolution at the Annual Meeting:

        "RESOLVED, that the compensation paid to the company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

        As an advisory vote, this proposal will not bind us or the Board. However, we expect that the Compensation Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our named executive officers.

        Our Board unanimously recommends that our common shareholders vote FOR the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

        As required by SEC rules, we also are requesting shareholders to express their preference on the frequency of future advisory votes on our executive compensation. Shareholders may indicate whether we should hold future advisory votes on executive compensation every 1 year, 2 years or 3 years. The next time we would be required to conduct a similar vote would be in connection with the 2021 annual meeting of shareholders.

        After careful consideration, the Board recommends that we hold future advisory votes on executive compensation every year. We believe that this frequency is appropriate for us for a number of reasons, including:

  •
  Our Compensation Committee makes key executive compensation decisions every year.

  •
  Annual votes should provide us with input from our shareholders that is a more current reflection of their sentiment than the alternatives.

  •
  We must prepare a Compensation Discussion and Analysis on an annual basis and much of the focus of that discussion is on compensation for the preceding year.

  •
  We have several large institutional investors among our shareholder base, and many large institutional investors or their advisors prefer annual say-on-pay votes.

        As an advisory vote, this proposal will not be binding upon us or the Board. However, we expect that our Board will consider the outcome of the vote when determining how often to hold future advisory votes on our executive compensation.

        The proxy card provides common shareholders with four choices on the holding of future advisory votes on executive compensation: every 1 year, 2 years or 3 years or abstain. Common shareholders are not voting to approve or disapprove the Board's recommendation.

        Our Board unanimously recommends that our common shareholders vote FOR every "1 Year" regarding the frequency of future advisory votes on executive compensation.

PROPOSAL 5: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected Ernst & Young LLP ("EY") as our independent registered public accounting firm for 2015. Shareholders have the opportunity to ratify that selection in an advisory vote.

        Representatives of EY will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

        If the votes cast in favor of this Proposal do not exceed the votes cast against it, the Audit Committee will take into consideration the views of the shareholders and may, but will not be required to, appoint a different independent registered public accounting firm.

        Our Board unanimously recommends that our common shareholders vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.

Independent Registered Public Accounting Firm's Fees

        We have incurred fees for EY's services as shown below. EY has advised us that it has billed, or will bill, us the below indicated amounts for the following categories of services for the years ended December 31, 2014 and 2013, respectively:

	Year Ended December 31,
Type of Fee	2014	2013
Audit Fees(1)	$1,035,380	$1,206,000
Audit-Related Fees(2)	170,330	337,000
Tax Fees(3)	162,980	—
All Other Fees(4)	227,451	—
Total	$1,596,157	$1,543,000

(1)
Audit Fees include fees for the audit of our annual financial statements and review of financial statements included in our Form 10-Q and other services provided in connection with other regulatory filings.

(2)
Audit-Related Fees include fees for standalone audits of the annual financial statements for certain consolidated entities with mortgage debt and joint venture entities.

(3)
Tax Fees include fees for tax-related due diligence related to the merger with Glimcher.

(4)
All Other Fees include fees for financial statement due diligence related to the merger with Glimcher.

Pre-Approval of Audit and Non-Audit Services

        As provided in the Audit Committee's Charter, the Audit Committee pre-approves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for us by our independent public accounting firm, subject to the de minimus exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to completion of the audit. The Audit Committee may form and delegate authority to a subcommittee consisting of one or more members of the Audit Committee to grant pre-approvals of audit and permitted non-audit services. However, any pre-approval decisions made by such a subcommittee must be presented to the full Audit Committee at its next scheduled meeting.

        Our Audit Committee was formed immediately prior to our separation from Simon on May 28, 2014. All of the audit, audit-related, tax and other fees listed above that were incurred after our separation from Simon were approved by the Audit Committee pursuant to the policy described in the preceding paragraph.

REPORT OF AUDIT COMMITTEE

        Management has the primary responsibility for the preparation, presentation and integrity of our consolidated financial statements; accounting and financial reporting principles; maintaining effective internal control over financial reporting; and procedures designed to reasonably assure compliance with auditing standards, applicable laws and regulations.

        EY, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the "PCAOB") and expressing an opinion on whether our consolidated financial statements present fairly, in all material respects, our consolidated financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles.

        The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2014 and discussed them with our management and our independent registered public accounting firm.

        The Audit Committee also has received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T.

        The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with our independent registered public accounting firm their independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Respectfully submitted,
Marvin L. White, Chair Louis G. Conforti Robert J. Laikin

EXECUTIVE COMPENSATION

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,
Niles C. Overly, Chair Louis G. Conforti Robert J. Laikin Jacquelyn R. Soffer

Compensation Discussion and Analysis

Overview

        This Compensation Discussion and Analysis ("CD&A") describes our compensation philosophy, objectives and policies for 2014 with respect to the following current and former executive officers, who we refer to collectively as our "named executive officers:"

Current Executive Officers Included Among 2014 Named Executive Officers	Former Executive Officers Included Among 2014 Named Executive Officers

•

Mark S. Ordan, Chief Executive Officer and Director(1)

•

C. Marc Richards, Chief Financial Officer(2)

•

Butch Knerr, Executive Vice President and Chief Operating Officer

•

Robert P. Demchak, General Counsel and Secretary

•

Michael Gaffney, Senior Vice President of Capital Markets

• Richard S. Sokolov, Former Chief Executive Officer(3) • Myles H. Minton, Former Chief Operating Officer(4)

(1)
Mr. Ordan became our Executive Chairman upon the closing of our acquisition of Glimcher on January 15, 2015.

(2)
Mr. Richards became our Executive Vice President and Chief Administrative Officer on January 15, 2015.

(3)
Mr. Sokolov, Simon's President and Chief Operating Officer, served as our Chief Executive Officer from December 17, 2013 until May 28, 2014 and as Chairman of our Board from May 28, 2014 until January 15, 2015. Mr. Sokolov did not receive any compensation for serving as one of our officers and directors. He continues to serve as one of our directors.

(4)
Mr. Minton's employment as our Chief Operating Officer terminated effective December 1, 2014. He continued to be employed by us as a non-executive employee from that date until January 15, 2015, when he ceased to be an employee.

        This CD&A also explains how each element of our executive compensation program is designed to satisfy our overall compensation objectives, the policies underlying our 2014 compensation program and the compensation awarded to our named executive officers for 2014 as disclosed in the compensation tables included elsewhere in this Proxy Statement.

Executive Summary

        Our company was formed on December 17, 2013 as a wholly owned subsidiary of Simon to hold the strip center business and smaller enclosed malls of Simon and its subsidiaries. We became a public company on May 28, 2014 following our separation from Simon and the distribution of 100% of our common shares to Simon's stockholders. At the time of our separation, we owned 98 retail properties that had been owned by Simon and its subsidiaries.

        Through our executive pay practices, we seek to attract, retain and motivate talented executives. Our executive compensation philosophy emphasizes variable pay over fixed pay. In 2014, a significant portion of the total direct compensation of our executive officers was in the form of service and performance based equity awards that vest over time to promote retention and alignment with shareholder value. We believe this approach helps to align the interests of our executive officers with the long-term interests of our shareholders.

2014 Business Highlights

        In addition to our successful spin-off from Simon in May 2014, we realized a number of financial and non-financial achievements in 2014, including:

  •
  the formation and recruitment of a leadership team at our corporate office in Bethesda and at our central operations in Indianapolis;

  •
  funds from operations ("FFO") of $1.57 per diluted share, which was ahead of our expectations;

  •
  comparable property net operating income ("NOI") growth of 1.6% over the prior year;

  •
  holding year-end occupancy relatively flat at 92.7% compared to the prior year-end occupancy of 92.8%;

  •
  several accretive joint venture partner buyouts; and

  •
  our acquisition of Glimcher on January 15, 2015, which resulted in increased size, higher quality properties, a scalable management platform and expected faster stand-alone operations and capability.

FFO and comparable property NOI are non-GAAP financial measures of performance. For information regarding why management believes these measures provide useful information to investors and for a reconciliation of these measures to the most directly comparable GAAP financial measures, refer to the information under the caption "Non-GAAP Financial Measures" beginning on page 70 of our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 26, 2015. 2014 FFO per diluted share includes $0.21 per diluted share of transaction costs related to our separation from Simon and $0.05 per diluted share of costs associated with our acquisition of Glimcher.

2014 Executive Compensation Decisions Prior to and Following Our Separation From Simon

        Prior to our separation from Simon on May 28, 2014, David Simon, Chairman of the Board and Chief Executive Officer of Simon, and Mr. Sokolov, on behalf of Simon and our company, recruited Mark Ordan to serve as our new Chief Executive Officer, effective upon our separation from Simon, and in consultation with senior Simon executives, negotiated and approved the terms of his employment agreement. Subsequently, Mr. Ordan, in consultation with Mr. Simon and Mr. Sokolov, recruited the balance of our executive team, which included: Marc Richards, Chief Financial Officer; Robert Demchak, General Counsel and Secretary; Michael Gaffney, Senior Vice President of Capital Markets; and Myles Minton, Chief Operating Officer (until December 1, 2014), and negotiated their base salaries and annual bonus opportunities. The compensation of each of our executive officers was generally based on the executives' prior experience and their new duties and responsibilities with our company, as well as on Simon's compensation practices and philosophy, which generally seeks to provide a majority of compensation in the form of variable pay (annual and long-term incentives).

        Prior to our separation from Simon, Mr. Simon and Mr. Sokolov served as our President and Chief Executive Officer, respectively, and also were the sole members of our Board. Immediately prior to our separation from Simon, we expanded our Board to include a majority of independent directors and formed our standing Board committees, including the Compensation Committee.

        In June 2014, our Board ratified Mr. Ordan's employment agreement and the Compensation Committee approved the form of the employment agreements with each of Messrs. Richards, Demchak, Gaffney and Minton. In September 2014, the Compensation Committee also approved Mr. Knerr's employment agreement.

        In June and August of 2014, the Compensation Committee approved the grant to Mr. Ordan of his inducement long-term incentive plan ("LTIP") units as provided in his employment agreement and the grant to Messrs. Richards, Demchak, Gaffney, Minton and Knerr of inducement LTIP units and performance-based LTIP units, respectively. In approving the terms of the inducement LTIP unit and performance-based LTIP unit awards to Messrs. Richards, Knerr, Demchak, Gaffney and Minton, the Compensation Committee considered the recommendations of Mr. Ordan and an analysis of peer practices and the recommendations of Board Advisory, an independent compensation consultant which the Compensation Committee retained to act as the Compensation Committee's compensation advisor for 2014.

        In September 2014, the Compensation Committee approved amendments to Mr. Ordan and Mr. Richards' employment agreements, effective upon our acquisition of Glimcher, to reflect these officers' new roles and responsibilities following our acquisition of Glimcher and to provide additional assurances and incentives for them to remain with our company in these different roles.

        In February 2015, following its review of 2014 company and individual performance, the Compensation Committee also approved pro-rated discretionary bonus payments to Messrs. Ordan, Richards, Knerr, Demchak and Gaffney. The Compensation Committee had not previously established performance metrics for the determination of cash bonuses for these executive officers for 2014, as had been contemplated by their employment agreements, because the establishment of performance criteria for the partial year was difficult for a newly-formed company. Instead, the Compensation Committee based its bonus determinations for 2014 on a review of company performance for 2014, including the company's financial results compared to previously-established goals, the company's strategic achievements and the Compensation Committee's assessment of individual management contributions and performance. For executive officers other than Mr. Ordan, the Compensation Committee also considered Mr. Ordan's assessment of the individual performance of each of these officers. In the instance of Mr. Ordan, the Compensation Committee evaluated his leadership and performance in executive session, with no member of management present.

Executive Compensation Practices

        Our executive compensation practices are summarized in the table below.

Summary of Executive Compensation Practices
✓
Discretionary 2014 bonus awards based on company and individual performance; 2015 bonus awards will be funded through the attainment of an objective performance goal pre-established by the Compensation Committee, with the Compensation Committee having the authority to determine bonus awards compared to certain pre-approved financial and non-financial goals
Align executive pay with performance and executive interests with shareholder interests	✓
Provide more than half of total executive compensation for 2014 at risk, consisting of time-vested and performance-based equity awards; at-risk components of executive compensation in 2015 will consist of the above described cash bonus awards and performance-based equity awards
	✓	Restrict the use of perquisites to very limited individual circumstances
	✓	Require executive officers to acquire and maintain significant share ownership

Summary of Executive Compensation Practices
✓
Clawback for after-tax performance-based compensation if executive officer engages in fraud or intentional illegal conduct that materially contributes to the need for a restatement of our financial statements
	✓	Conduct executive sessions of the Compensation Committee without management present
Maintain effective governance of our programs	✓	Use double-trigger severance and vesting of equity in connection with or following a change in control, as set forth in the employment agreements with Messrs. Ordan, Knerr, Demchak, Gaffney and Minton
	✓	Prohibit hedging of company shares by executive officers
	✓	Utilize an independent compensation consultant that only serves the Compensation Committee

	✓	No change in control excise tax gross-ups
Protect shareholders	✓	Requirement for executives to agree to reasonable protective covenants including non-compete and non-solicit provisions
	✓	Emphasize the role of total return in executive pay, both in absolute terms and relative to others in our industry

Objectives of Our Executive Compensation Program

        The goal of our compensation program for our executive officers is to provide compensation that is equitable to both the executive officer and our company and is competitive with compensation provided to similarly situated executives at peer real estate investment trusts ("REITs"). Following our separation from Simon, the Compensation Committee established the following objectives for our compensation program for our named executive officers:

  •
  to pay for performance based upon financial results of our company, the performance of our shares over time, and the executive's leadership and contributions to our company;

  •
  to provide incentives to focus performance on both near-term and long-term goals of our company;

  •
  to attract and retain senior executive officers who are important to the success of our company by awarding compensation that is competitive with companies comparable to our company in size and operation and by tying vesting of our compensation to continued long-term employment; and

  •
  to encourage ownership of our common shares over the course of their employment, aligning executive interests with those of our shareholders.

        During 2014, compensation decisions made by the Compensation Committee regarding our named executive officers were guided by the aforementioned objectives.

Elements of Our 2014 Executive Compensation

        The total direct compensation of our named executive officers consists principally of three elements: base salary, annual cash bonus and LTIP unit awards. Although we do not target a specific mix of pay, the majority of compensation is delivered to our named executive officers in the form of variable pay through annual cash bonuses and LTIP unit awards. The following graphic provides an illustration of the various pay elements in Mr. Ordan's compensation for 2014.

        The table below indicates how each element of our 2014 compensation for our named executive officers is intended to achieve our three most important compensation objectives:

  •
  rewarding executives based on financial performance;

  •
  aligning the interests of executives and shareholders; and

  •
  attracting and retaining qualified, experienced executives.

Element of 2014 Compensation	Rewarding Performance	Aligning Interests	Attracting and Retaining	Comments
Base Salary			X	The initial base salaries of Messrs. Ordan, Richards, Knerr, Demchak, Gaffney and Minton are set forth in their employment agreements. Subject to the terms of those agreements, the Compensation Committee's intention is to manage aggregate executive officer salary levels within the range of competitive practice, recognizing that individual executive salaries will reflect specific skills and experiences that may result in salaries above or below peer median salary levels.

Element of 2014 Compensation	Rewarding Performance	Aligning Interests	Attracting and Retaining	Comments
Annual Cash Bonus	X		X	Target bonus levels, in conjunction with annual salaries, are intended to reflect competitive cash compensation levels. Cash bonuses for 2014 were discretionary. As contemplated by the employment agreements with our named executive officers, the Compensation Committee has established performance metrics for 2015 cash bonuses. It is the Compensation Committee's intention to reward executives for value creation reflecting both financial results compared to business plans and strategic accomplishments. The Compensation Committee also intends to retain some element of discretion in its award of cash bonuses.
Inducement LTIP Awards		X	X
Inducement LTIP unit awards are one-time awards that represent a portion of the financial commitment used to recruit and retain the named executive officers. The awards feature time-based vesting over four years, thereby aligning the interests of the named executive officers with shareholders and creating an immediate retention incentive.
Performance LTIP Awards	X	X	X
Performance-based LTIP unit awards also represent a portion of the financial commitment we made to Messrs. Ordan, Richards, Knerr, Demchak, Gaffney and Minton during 2014. These awards have a performance-based absolute and relative TSR vesting condition over three overlapping performance periods, as well as a time-based vesting condition.

Element of 2014 Compensation	Rewarding Performance	Aligning Interests	Attracting and Retaining	Comments
Annual LTIP Awards	X	X	X	Annual LTIP unit awards represent a portion of the financial commitment used to recruit Mr. Ordan during 2014. The annual performance-based LTIP unit awards provided for under Mr. Ordan's employment agreement represent a competitive long-term incentive opportunity for him and align his interests with value creation and share ownership. Mr. Ordan did not receive an annual LTIP unit award for 2014 because the performance criteria were not met. In 2014, no other executive officers received an annual LTIP unit award.
The Compensation Committee intends that annual performance-based LTIP unit awards will constitute the company's regular long-term equity incentive for Mr. Ordan and our other executive officers.
Termination Payments and Change in Control Benefits		X	X
Provide protection against a termination of employment outside of the executive's control and to serve as a financial bridge between employment. Change in control benefits are provided to mitigate a concern that in the event we are considering a transaction, executives involved in evaluating the transaction will operate in their own interests rather than in the interests of our shareholders.
Perquisites and Other Benefits			X
The Compensation Committee intends to restrict the use of any perquisites to individual specific situations where conditions warrant individual accommodation. In general, perquisites are not a material part of executive officers' remuneration.

Executive officers are entitled to participate in our 401(k) retirement plan, medical insurance plan, disability plans and other benefits on the same basis as other salaried employees. As with other salaried employees, these benefits are provided as part of a competitive pay package, to improve employee health and well-being and to comply with government regulations.

Employment Agreements with Our Named Executive Officers

        As a recruitment and retention matter, we have entered into employment agreements with each of Messrs. Ordan, Richards, Knerr, Demchak, Gaffney and Minton. Each of the employment agreements has an initial term of three years, with automatic one year renewals at the end of the initial term and each year thereafter unless at least 120 days, in the case of Mr. Ordan, or 30 days, in the case of the other named executive officers, prior to the renewal date either party has given written notice to the other of non-renewal.

        Prior to our separation from Simon, Mr. Simon and Mr. Sokolov, on behalf of Simon and our company, in consultation with senior Simon executives, negotiated and approved the terms of Mr. Ordan's employment agreement, which he entered into on February 25, 2014, effective May 28, 2014, and pursuant to which Mr. Ordan served as our Chief Executive Officer during 2014.

        Subsequently, prior to our separation from Simon, Mr. Ordan, in consultation with Mr. Simon and Mr. Sokolov, also recruited the balance of our executive team, which included: Marc Richards, Chief Financial Officer; Robert Demchak, General Counsel and Secretary; Michael Gaffney, Senior Vice President of Capital Markets; and Myles Minton, Chief Operating Officer, and negotiated their base salaries and annual bonus opportunities. On June 4, 2014, the Compensation Committee approved the form of the employment agreements for each of these executive officers, pursuant to which they served during 2014 as our Chief Financial Officer; General Counsel and Secretary; Senior Vice President of Capital Markets; and Chief Operating Officer (until December 1, 2014), respectively.

        On September 8, 2014, the Compensation Committee approved the terms of Mr. Knerr's employment agreement, dated September 8, 2014, pursuant to which he became our Executive Vice President and Chief Operating Officer.

        On September 16, 2014, the Compensation Committee approved amendments to Mr. Ordan and Mr. Richards' employment agreements, effective upon completion of our acquisition of Glimcher, to reflect these officers' new roles and responsibilities following our acquisition of Glimcher and to provide additional assurances and incentives for them to remain with the company in these different roles. On March 27, 2015, the Compensation Committee approved further amendments to Mr. Ordan's employment agreement. See "Amendments to Employment Agreements of Mr. Ordan and Mr. Richards" below for additional information.

2014 Base Salaries

        Under their employment agreements, the 2014 base salaries for Messrs. Ordan, Richards, Knerr, Demchak, Gaffney and Minton were as follows:

Name	2014 Annual Base Salary ($)	2014 Base Salary Earned ($)(1)
Mr. Ordan	$750,000	$597,945(2)
Mr. Richards	450,000	283,562
Mr. Knerr	495,000	154,603
Mr. Demchak	375,000	234,247
Mr. Gaffney	300,000	187,397
Mr. Minton	415,000	259,233

(1)
The salaries earned for 2014 by these executive officers reflect a pro-rated portion of their annual base salaries based upon the executive officers' period of employment by us during 2014.

(2)
Base salary earned includes an additional payment of approximately $130,000 for services provided by Mr. Ordan from March 15, 2014 prior to our separation from Simon.

        Annual base salaries are reviewed each year by the Compensation Committee and under the employment agreements with these named executive officers may be increased by the Compensation Committee from time to time.

2014 Cash Bonuses

        Set forth below are the target annual 2014 cash bonuses as a percentage of annual base salary as set forth in the employment agreements with Messrs. Ordan, Knerr, Richards, Demchak, Gaffney and Minton, the pro-rated annual 2014 target cash bonuses which the executives were eligible to receive and the actual 2014 cash bonuses paid to such executive officers.

Name	Target Bonus (% of Base Salary)	Pro-Rated Target Bonus ($)(1)	Actual 2014 Bonus ($)
Mr. Ordan	200%	$1,187,500	$1,793,836
Mr. Richards	100% - 200%	262,500 - 525,000	393,750
Mr. Knerr	150% - 200%	247,500 - 330,000	288,750
Mr. Demchak	75% - 150%	164,063 - 328,125	246,094
Mr. Gaffney	75% - 150%	131,250 - 262,500	218,750
Mr. Minton	75% - 150%	181,563 - 363,125	415,000

(1)
Pro-rated from March 15, 2014 for Mr. Ordan, from May 28, 2014 for Messrs. Richards, Demchak, Gaffney and Minton and from September 8, 2014 for Mr. Knerr.

        Under Mr. Ordan's employment agreement, he was entitled to receive an annual incentive bonus for 2014 based on the achievement of performance goals to be established by the Compensation Committee in consultation with him no later than 90 days after May 28, 2014, ranging from 0% to 300% of his 2014 annual base salary ($0 to $1,793,836 on a prorated basis), with a target 2014 annual incentive bonus of 200% as indicated in the table and with his actual 2014 annual incentive bonus to be pro-rated based on the number of calendar days from March 15, 2014 through December 31, 2014.

        The employment agreements with Messrs. Richards, Knerr, Demchak, Gaffney and Minton provide for target annual incentive bonus amounts under our annual incentive plan expressed as a percentage of the respective executive officer's 2014 base salary in the ranges set forth in the table. There are no threshold or maximum bonus levels specified in the employment agreements with these named executive officers.

        Annual bonus levels for these executive officers were generally negotiated at the time of hire in 2014 and determined consistent with the executive's new duties and responsibilities and executive pay practices at Simon (most executive officers were hired prior to the formation of our post-separation Board or the Compensation Committee).

        In February 2015, the Compensation Committee approved 2014 cash bonus payments to our current named executive officers. The Compensation Committee had not previously established performance metrics for the determination of cash bonuses for our executive officers for 2014, as had been contemplated by their employment agreements, because the establishment of performance criteria for the partial year was difficult for a newly formed company. Instead, the Compensation Committee based its bonus determinations for 2014 on a review of company performance for 2014, including the company's financial results compared to previously-established goals, the company's strategic achievements and the Compensation Committee's assessment of individual management contributions and performance. The Compensation Committee was not bound by any specific weighting relative to the factors considered.

        The determination by the Compensation Committee of the annual 2014 cash bonus for Mr. Ordan at 300% of his base salary also included the Compensation Committee's assessment of his performance, including his leadership leading to the successful negotiation of the Glimcher merger agreement, later consummated in January 2015. Mr. Ordan's bonus was pro-rated based on the number of calendar days from March 15, 2014 through December 31, 2014, as provided in his employment agreement. Mr. Ordan was not present during any discussions regarding his individual performance or the determination of his annual 2014 cash bonus.

        In determining the annual 2014 cash bonuses for Messrs. Richards, Knerr, Demchak and Gaffney, the Compensation Committee also considered the recommendations of Mr. Ordan, who had proposed bonuses for these executive officers at the mid-point of the target ranges set forth in their employment agreements. The Compensation Committee approved bonuses of 150%, 175% and 112.5% of base salary for Messrs. Richards, Knerr and Demchak, respectively, pro-rated from May 28, 2014 for Messrs. Richards and Demchak and from September 8, 2014 for Mr. Knerr. Mr. Gaffney's bonus was adjusted to approximately 125% of his base salary in recognition of his specific individual contributions surrounding the company's capital markets efforts in 2014, and also was pro-rated from May 28, 2014.

        Mr. Minton's bonus for 2014 was discussed with members of the Board in connection with the termination of his employment.

        As contemplated by the employment agreements with our executive officers, the Compensation Committee has established performance metrics for 2015 cash bonuses. 2015 bonus awards will be funded through the attainment of an objective performance goal pre-established by the Compensation Committee, with the Compensation Committee having the authority to determine bonus awards compared to certain pre-approved financial and non-financial goals.

LTIP (Long-Term Incentive Plan) Unit Awards

        The Washington Prime Group, L.P. 2014 Stock Incentive Plan authorizes a variety of equity-based awards, including LTIP units, which represent a separate class of equity interests in Washington Prime Group, L.P., our operating partnership subsidiary. LTIP unit awards may be subject to performance-based conditions, continuing service requirements and/or other conditions. They may be granted to employees and other persons who directly or indirectly provide services to our operating partnership subsidiary, as a form of equity-based incentive compensation. LTIP units are similar to the common units of our operating partnership subsidiary, and are generally entitled to distributions in the same manner as the common units, except that they have a number of special terms intended to enable LTIP units to constitute "profits interests" for U.S. federal income tax purposes.

        The principal benefits of qualifying as profits interests under current U.S. federal income tax law are that (a) holders are not taxed on the value of LTIP units until they are disposed of (as opposed to being taxed upon issuance or vesting) and (b) some or all of the income recognized upon the disposition of LTIP units will be taxed at capital gains rates rather than ordinary income rates.

        Generally, once an LTIP unit has vested pursuant to the terms set forth in the award agreement, LTIP units will be economically identical to and freely convertible into operating partnership common units, which themselves may be exchanged for common shares of our company on a one-for-one basis or an equivalent amount of cash, as determined by us. Vested LTIP units also are entitled to be voted on an equal basis with the operating partnership common units.

Mr. Ordan

        Pursuant to Mr. Ordan's employment agreement, he was entitled to receive:

  •
  up to $3,000,000 in inducement LTIP units;

  •
  up to $5,000,000 in performance-based LTIP units; and

  •
  up to $597,945 in annual LTIP units for 2014 and up to $750,000 under his original employment agreement in annual LITP units for each fiscal year after 2014 during the term of his employment agreement.

        As provided in Mr. Ordan's employment agreement, on June 25, 2014, the Compensation Committee granted him a one-time inducement LTIP unit award for 153,610 LTIP units, which equaled $3,000,000 divided by $19.53, the average closing price of our common shares for the 20 consecutive trading days commencing on May 28, 2014. Mr. Ordan's inducement LTIP units vest 25% on each of the first four anniversaries of May 28, 2014, subject to his continued employment through the applicable vesting date (other than in connection with certain terminations of employment). Pursuant to his award agreement, no amendment may be made to the partnership agreement of our operating partnership without Mr. Ordan's prior written consent if such amendment would adversely and disproportionately affect his rights as an LTIP unitholder vis-à-vis the rights of the holders of the common units of the operating partnership.

        Mr. Ordan's employment agreement also entitles him to grants of performance-based LTIP units, in respect of each of the following performance periods: from May 28, 2014 to (a) December 31, 2015, (b) December 31, 2016, and (c) December 31, 2017, in each case subject to his continued employment through each applicable grant date (other than in connection with certain terminations of employment). His performance-based LTIP units are required to be granted by the Compensation Committee promptly and, in any event, within 15 days after the end of each applicable performance period.

        The number of his performance-based LTIP units granted with respect to each performance period will be determined by dividing a cash amount, not greater than $2,000,000 with respect to the first performance period and not greater than $1,500,000 with respect to the second and third performance periods, determined based on our achievement of absolute and relative (versus the MSCI REIT Index) TSR goals as set forth in the performance-based LTIP unit matrix below with respect to each performance period, by $19.53, which was the average closing price of our common shares for the 20 consecutive trading days commencing on May 28, 2014 as provided in his employment agreement, or a maximum number of performance-based LTIP units of up to 256,017 for all three performance periods, as follows:

  •
  up to 102,407 for the performance period ending December 31, 2015;

  •
  up to 76,805 for the performance period ending December 31, 2016; and

  •
  up to 76,805 for the performance period ending December 31, 2017.

Ordan Performance-Based LTIP Unit Matrix
	Performance-Based LTIP Units—First Performance Period (5/28/14 through 12/31/15)		Performance-Based LTIP Units—Second Performance Period (5/28/14 through 12/31/16)		Performance-Based LTIP Units—Third Performance Period (5/28/14 through 12/31/17)
Allocation	40% Absolute TSR		40% Absolute TSR		40% Absolute TSR
	60% Relative TSR—MSCI REIT		60% Relative TSR—MSCI REIT		60% Relative TSR—MSCI REIT
Absolute TSR	>= 8%	100%	>=16%	100%	>=24%	100%
	7%	83.3%	14%	83.3%	21%	83.3%
	6%	66.7%	12%	66.7%	18%	66.7%
	5%	50%	10%	50%	15%	50%
	4%	33.3%	8%	33.3%	12%	33.3%
	<4%	0%	<8%	0%	<12%	0%
Relative TSR: MSCI REIT Index	Index+1%	100%	Index+1%	100%	Index+1%	100%
	Index	75%	Index	75%	Index	75%
	Index–2%	50%	Index–2%	50%	Index–2%	50%
	Index–4%	0%	Index–4%	0%	Index–4%	0%

Note: There will be linear interpolation for TSR determinations on all awards between the provided ranges.

        Other than in connection with certain terminations of employment, Mr. Ordan's performance-based LTIP units will vest on May 28, 2017 for the first and second performance periods and on the applicable grant date in 2018 for the third performance period.

        Mr. Ordan's employment agreement also entitles him to grants by the Compensation Committee of annual LTIP units with respect to each fiscal year during the term of his employment agreement, to be made no later than promptly following the completion of our audited financial statements for such fiscal year and on terms no less favorable than annual awards of LTIP units made to our other senior executives.

        Under his employment agreement, the number of annual LTIP units to be awarded each fiscal year will equal the "annual LTIP award cash equivalent" in respect of such fiscal year, divided by the average closing price of our common shares for the final 15 trading days of the applicable fiscal year. The "annual LTIP award cash equivalent" under Mr. Ordan's original employment agreement is an amount not greater than $750,000, determined based on the achievement of TSR goals to be established by the Compensation Committee in consultation with Mr. Ordan not later than the 90th day of the applicable fiscal year for fiscal years beginning after 2014.

        Mr. Ordan's annual LTIP units will vest at a rate of one-third on each of the first three anniversaries of the first day of the fiscal year following the fiscal year in respect of which the annual LTIP units are granted, subject to Mr. Ordan's continued employment through the applicable vesting date (other than in connection with certain terminations of his employment).

        For 2014, the $750,000 annual LTIP value was subject to pro-ration based on the number of calendar days from May 28, 2014 through the end of 2014, or an "annual LTIP award cash equivalent" for 2014 of not greater than $597,945. The average closing price of our common shares for the final 15 trading days of 2014 was $16.94. The maximum number of annual LTIP units that could be granted to Mr. Ordan for 2014 was 35,298, subject to the achievement of absolute and relative TSR goals for 2014 that were the same as those set forth in the preceding table for the performance period ending

December 31, 2015. Mr. Ordan did not receive a grant of annual LTIP units for 2014 because the performance criteria for 2014 were not met.

Messrs. Richards, Knerr, Demchak, Gaffney and Minton

        On August 25, 2014, the Compensation Committee granted to Messrs. Richards, Knerr, Demchak, Gaffney and Minton the following numbers of inducement LTIP units and authorized the granting of the following maximum numbers of performance-based LTIP units to be granted in the future:

Name	Inducement LTIP Units (#)	Maximum Performance- Based LTIP Units (#)	Total LTIP Units (#)
Mr. Richards	30,000	45,000	75,000
Mr. Knerr	30,000	45,000	75,000
Mr. Demchak	15,000	22,500	37,500
Mr. Gaffney	15,000	22,500	37,500
Mr. Minton	20,000	30,000	50,000

        Of the total number of LTIP units, 40% are in the form of inducement LTIP units and 60% are in the form of performance-based LTIP units.

        The inducement LTIP units vest 25% on each of the first four anniversaries of August 25, 2014, subject to the named executive officer's continued employment on the applicable vesting date (other than in connection with certain terminations of employment).

        Under the performance-based LTIP unit award program authorized by the Compensation Committee on August 25, 2014, the actual number of performance-based LTIP units that will be granted to these named executive officers in the future for each performance period will be determined as a percentage of the maximum, with the same performance periods (but commencing on August 25, 2014 instead of May 28, 2014) and based on our achievement of the same absolute and relative TSR goals as are applicable to Mr. Ordan's performance-based awards, which are described on page 32 of this Proxy Statement. Up to one-third of the maximum number of the performance-based LTIP units may be earned for each performance period.

        The grant of the performance-based LTIP units is generally subject to each executive officer's continued employment through each applicable grant date (other than in connection with certain terminations of Mr. Richards' employment, as provided under his amended employment agreement, the terms of which are more fully described on page 36 of this Proxy Statement).

        The performance-based LTIP units will be granted promptly and, in any event, within 15 days of the end of each performance period. The vesting date is May 28, 2017 for the first and second performance periods and is the applicable grant date in 2018 for the third performance period, subject to the executive officer's continued employment through the applicable vesting date (other than in connection with certain terminations of Mr. Richards' employment, as provided under his amended employment agreement).

        Mr. Ordan initially recommended these awards to the Compensation Committee at these levels. These LTIP unit awards were intended to provide these executive officers with an immediate stake in the success of our company and an incentive to stay with our company. The inaugural awards were intended for 2014 only; it is intended that an ongoing program will subsequently be developed for use in 2015 and beyond.

        The Compensation Committee asked Board Advisory to review Mr. Ordan's recommendation and to provide an objective assessment of the reasonableness of the proposed awards to these executive officers.

        In accordance with its charter, the Compensation Committee considered the Company's performance and relative shareholder return, the value of similar incentive awards to executive officers at comparable companies, and the awards given to the executive officers in past years. To determine practices at comparable companies, Board Advisory developed a 14-company peer group reflecting the following comparable sized public retail REITs, including several recent spin-offs:

Brixmor Property Group	Pennsylvania Real Estate Investment Trust
CBL & Associates Properties, Inc.	Regency Centers Corp.
DDR Corp.	Retail Opportunity Investment Corp.
Equity One, Inc.	Retail Properties of America Inc.
Federal Realty Investment Trust	Rouse Properties Inc.
Glimcher Realty Trust	Taubman Centers Inc.
National Retail Properties	Weingarten Realty Investment

        In reviewing peer practices, Board Advisory considered not only historic awards to executive officers but also the aggregate distribution of equity and other forms of long-term incentives to participants throughout the organization, as reported in the peer group company's proxy statements and Form 10-Ks. As a test of reasonableness of individual executive awards, Board Advisory considered median and 75th percentile 2013 pay data reported by the 14 peer retail REITs.

        Based on its analysis, Board Advisory viewed the awards, while higher than typical annual awards, as reasonable in light of the inaugural nature of the awards and the specific performance criteria applied to 60% of the total LTIP units to be awarded.

        The original employment agreement with Mr. Richards and the employment agreements with Messrs. Knerr, Demchak, Gaffney and Minton provide for accelerated vesting of service-based equity awards only in connection with certain terminations of employment that occur within 24 months following a change in control. As approved by the Compensation Committee, the vesting acceleration provisions of the inducement LTIP unit award agreements with these named executive officers, which were generally modeled after the accelerated vesting provisions of Mr. Ordan's inducement LTIP units award agreement, provide for accelerated vesting of the awards in connection with certain terminations of employment both in a change in control and non-change in control context. The accelerated vesting provisions of these LTIP units award agreements in the event of certain terminations of employment are more fully described on page 48 of this Proxy Statement.

Perquisites

        The Compensation Committee intends to restrict the use of any perquisites to individual specific circumstances where conditions warrant individual accommodation.

        With respect to Mr. Ordan, pursuant to the terms of his employment agreement, we reimbursed him in 2014 for $50,000 of legal and advisor fees incurred by him in connection with the negotiation of his employment agreement. In addition, Mr. Ordan also was entitled to an executive medical and dental insurance plan providing for supplemental first-dollar coverage for himself and his eligible dependents for those items not covered under our general health. Mr. Ordan did not participate in this plan during 2014. This benefit was eliminated in the amendment to his employment agreement, which became effective January 15, 2015.

        In November 2014, the Compensation Committee approved the payment to Mr. Demchak of approximately $64,000 representing reimbursement of his relocation expenses and a tax gross-up on such amount of approximately $56,000.

Other Benefits

        Our executive officers are entitled to participate in our 401(k) retirement plan, medical insurance plan, short-term and long-term disability plan and other benefits on the same basis as other salaried employees, subject to Internal Revenue Service limits on amounts that "highly compensated employees" may contribute to 401(k) plans.

        During 2014, our basic contribution to our 401(k) retirement plan was equal to 1.0% of the participant's base salary and annual cash bonus and vests 20% after the completion of two years and an additional 20% after each additional year of service until fully vested after six years. We match 100% of the first 3% of the participant's contribution and 50% of the next 2% of the participant's contribution. Our matching contributions are vested when made.

        Of our named executive officers, Messrs. Ordan, Richards and Gaffney participated in our 401(k) retirement plan in 2014.

Termination Payments and Change in Control Benefits

        Messrs. Ordan, Richards, Knerr, Demchak and Gaffney are entitled to certain payments and benefits upon specified termination events under their respective employment agreements.

        Payments and benefits upon the specified termination of employment events are intended to provide protection against a termination outside of the executive's control and to serve as a financial bridge between employment opportunities. Payments and benefits upon termination of employment in connection with a change in control are designed to encourage executives to focus on the best interests of shareholders by alleviating concerns related to the impact of a change in control event on an executive's personal interests. These provisions were negotiated with the executives at the time of entering into their employment agreements and are intended to be competitive with other companies and to attract and retain executives that we view as key to our success following our separation from Simon.

        The change in control severance benefits under the employment agreements with Messrs. Ordan, Knerr, Demchak and Gaffney are structured as "double trigger" benefits. In other words, the change in control does not itself trigger the severance benefits; rather, severance benefits only become payable in in the event of a termination of employment in connection with or following a change in control, as provided in the employment agreements.

        The severance and change in control terms in our named executive officers' employment agreements are more fully described in the section titled "Potential Payments upon Termination or Change of Control" below.

        None of the employment agreements have golden parachute excise tax gross-up provisions.

        Mr. Minton's employment terminated on January 15, 2015. For purposes of his employment agreement, his termination of employment constituted a termination by us other than for cause. For information regarding the payments we made to him in connection with his termination of employment, please refer to the section titled "Payments Made to Mr. Minton Upon Termination of Employment" below. The vesting of Mr. Minton's 20,000 inducement LTIP units accelerated in accordance with his inducement LTIP unit award agreement. Upon his termination of employment, he forfeited any entitlement to up to 30,000 performance-based LTIP units.

Amendments to Employment Agreements of Mr. Ordan and Mr. Richards

        On September 16, 2014, we amended Mr. Ordan's employment agreement, effective as of January 15, 2015, which was the closing of our acquisition of Glimcher, to, among other things, provide that:

  •
  he would become our Executive Chairman;

  •
  his annual base salary for 2015 would be increased from $750,000 to $825,000;

  •
  his annual incentive bonus for 2015 and subsequent fiscal years would be based on the applicable percentage of his annual base salary in effect on the last day of the applicable fiscal year;

  •
  the "annual LTIP award cash equivalent" for purposes of his annual LTIP unit awards would be equal to an amount not greater than his annual base salary then in effect for fiscal years after 2014 instead of $750,000;

  •
  the definition of "good reason" would be modified to include (1) his ceasing to be Chairman of our Board, (2) his ceasing to be our senior-most executive officer or (3) our assigning him duties inconsistent with his Executive Chairman position; and

  •
  any non-renewal of his employment agreement at the end of the initial three-year employment period by either Mr. Ordan or us would constitute a "good reason" termination of his employment entitling him to a good reason termination severance payment and accelerated vesting of his then outstanding unvested inducement LTIP units, performance-based LTIP units and annual LTIP units in the event either we or he terminated his employment.

        In connection with Mr. Richards becoming our Executive Vice President and Chief Administrative Officer on January 15, 2015, we amended the terms of his employment agreement to:

  •
  increase his separation pay to two times his annual base salary and target bonus in the event we terminated his employment other than for "cause" or he terminated his employment for "good reason" (within six months after the good reason event) (instead of one times salary or one times salary and target bonus upon the occurrence of such triggering events if no change in control or a change in control had occurred within the preceding 24 months, respectively); and

  •
  provide for, in addition to accelerated vesting of his inducement LTIP units, accelerated grant and vesting of his performance-based LTIP units in the event we terminated his employment other than for "cause" or he terminated his employment for "good reason" (within six months after the good reason event).

        The Compensation Committee approved these amendments to Mr. Ordan and Mr. Richards' employment agreements, effective upon completion of our acquisition of Glimcher, to reflect these officers' new roles and responsibilities following our acquisition of Glimcher and to provide additional assurances and incentives for them to remain with the company in these different roles.

        On March 27, 2015, the Compensation Committee approved further amendments to Mr. Ordan's employment agreement that:

  •
  amended the definition of "annual LTIP cash equivalent" for purposes of his annual LTIP unit awards so that such amount would be increased from one times his annual base salary to an amount not greater than two times his annual base salary at target and three times his annual base salary at maximum for fiscal years after 2014;

  •
  eliminated the severance payment that he would have been entitled to in the event his employment was terminated at the end of the initial three-year term due to either Mr. Ordan or us giving notice of non-renewal as provided in his employment agreement; and

  •
  modified the related equity award vesting provision in his amended employment agreement to provide that the earned amount of his 2017 annual LTIP unit award would be pro-rated for the period of his employment in 2017.

Independent Compensation Advisor

        The Compensation Committee selected Board Advisory as its compensation advisor for 2014. Board Advisory provides the Compensation Committee with peer executive compensation data, as well as expertise and advice on various matters brought before the Compensation Committee. The Compensation Committee has the sole authority to retain and terminate Board Advisory as its compensation consultant and approve fees and other engagement terms. The Compensation Committee has determined that Board Advisory is independent from management based upon the consideration of relevant factors, including:

  •
  that Board Advisory does not provide any services to us except advisory services to the Compensation Committee;

  •
  that the amount of fees received from us by Board Advisory is not material as a percentage of Board Advisory's total revenue;

  •
  that Board Advisory has policies and procedures that are designed to prevent conflicts of interest;

  •
  that Board Advisory and its employees who provide services to the Compensation Committee do not have any business or personal relationship with any member of the Compensation Committee or any of our executive officers; and

  •
  that Board Advisory and its employees who provide services to the Compensation Committee do not own any of our common shares or preferred shares.

Compensation Committee Process and Role of Chief Executive Officer

        In making its compensation decisions, the Compensation Committee relies upon performance data, statistical information and other data regarding executive compensation programs and peer practices provided from time to time from its consultant, Board Advisory, and from the company's human resources department, finance department and officers. The Compensation Committee has access to individual members of management and employees and may invite them to attend any Compensation Committee meeting. The Compensation Committee also has the power and discretion to retain, at company expense, independent counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties.

        In setting the 2014 compensation for our named executive officers (other than the Chief Executive Officer), the Compensation Committee also considered the recommendations of the Chief Executive Officer.

Clawback Provisions

        We have an executive compensation clawback policy that applies to any executive officer who the Compensation Committee determines engaged in fraud or intentional illegal conduct that materially contributed to the need for a restatement of our financial statements. The clawback policy applies to all bonuses and other incentive and equity compensation awarded to the executive officer, the amount, payment and/or vesting of which was calculated based wholly or in part on the application of objective, financial performance criteria measured during any part of the period covered by the restatement. To the extent that the performance-based compensation paid or awarded to such executive officer is greater than it would have been had it been calculated based upon the restated financial results, then the Compensation Committee may seek to recover from the executive the after-tax portion of the difference.

        In addition, Mr. Ordan's employment agreement provides that prior to our adoption of a clawback policy pursuant to the requirements of the Dodd-Frank Wall Street Reform and Customer Protection Act of 2010 ("Dodd-Frank Act"), Mr. Ordan's bonus and other equity or non-equity compensation are subject to recoupment by our Board during his employment period and for three years thereafter (unless a longer period is required by law) to the extent that there is a restatement of our consolidated financial statements, and if the payment, grant or vesting of such compensation is tied to the achievement of one or more specific performance targets such that the compensation would not have been paid, granted or vested in light of such restatement. Any amounts required to be repaid shall be adjusted to take into account any taxes Mr. Ordan has already paid.

        Pursuant to the terms of their inducement LTIP unit award agreements, each of Messrs. Ordan, Richards, Knerr, Demchak, Gaffney and Minton has agreed, at our request, to promptly execute an amendment or modification of their inducement LTIP unit award agreement to reflect any clawback policy applicable to the executive's inducement LTIP units adopted by us or the Compensation Committee to comply with regulations promulgated by the SEC or the NYSE under the Dodd-Frank Act.

Tax Treatment of Compensation

        Substantially all of the services rendered by our named executive officers are performed on behalf of Washington Prime Group L.P., our operating partnership subsidiary. The Internal Revenue Service has issued a series of private letter rulings which indicate that compensation paid by an operating partnership to named executive officers of a REIT that serves as its general partner is not subject to limitation under Section 162(m) of the Internal Revenue Code to the extent such compensation is attributable to services rendered to the operating partnership. Although we have not obtained a ruling on this issue, our management believes the positions taken in the rulings would apply to our operating partnership subsidiary as well. If we later determine that compensation paid by our operating partnership subsidiary to our named executive officers is subject to Section 162(m) of the Internal Revenue Code, then this could result in an increase to our income subject to federal income tax and could require us to increase distributions to our shareholders in order to maintain our qualification as a REIT.

Risk Considerations

        The Compensation Committee does not believe that our compensation policies and practices applicable to our employees in 2014 were reasonably likely to have any material adverse effects relating to risk-taking incentives. In 2014, we had approximately 81 employees, of which approximately 24 were part-time. These employees were generally paid in accordance with Simon pay practices. With regard to executive officer pay in 2014,

  •
  the emphasis was on long-term performance;

  •
  while the annual bonus plan was discretionary, the Compensation Committee considered multiple measures in awarding bonuses for 2014;

  •
  all incentive arrangements were capped;

  •
  there was multi-year vesting of equity awards and a claw-back policy applicable to performance-based compensation; and

  •
  internal controls and financial transparency limit the degree of financial risk that can be undertaken without scrutiny.

Our Board also recently adopted share ownership guidelines applicable to our executive officers to further mitigate excessive risk taking.

        Following our acquisition of Glimcher on January 15, 2015, we now have approximately 1,000 employees, of which approximately 400 are part-time. In 2014, the Glimcher Compensation Committee reviewed the former Glimcher employee compensation policies and practices as they relate to risk management practices and risk-taking incentives and concluded that there were no compensation practices that would result in risks having a material adverse effect on Glimcher. In 2015, we will conduct a similar review of the employee compensation policies and practices of our combined companies as we integrate Glimcher's operations. This evaluation will be overseen by the Compensation Committee, as contemplated by its charter.

Policy on Hedging

        On February 24, 2015, our Board adopted a hedging policy, pursuant to which our Board and our executive officers are prohibited from hedging their ownership of our shares, including trading in publicly-traded options, puts, calls or other derivative instruments related to our shares or debt.

Common Share Ownership Guidelines

        On February 24, 2015, our Board established common share ownership guidelines for our executive officers to encourage higher levels of common share ownership and further align their interests with those of our shareholders.

        These guidelines are summarized in the table below. Executives are not required to purchase common shares to reach these ownership guidelines. However, they are restricted from liquidating common shares received as equity-based compensation (net of tax) until the guidelines are achieved and are required to retain at least 50% of common shares earned under equity-based compensation plans once the guidelines have been met. The Board believes that these common share ownership guidelines, coupled with the use of equity-based compensation in our annual and long-term incentive plans, will increase the level of executive common share ownership over time, which will further align the interests of our executives with shareholders and further mitigate any unnecessary risk-taking on the part of the executives.

	Ownership Target (Lesser of)
Position	Multiple of Salary		Number of Common Shares
Executive Chairman	5	or	200,000
Vice-Chairman and Chief Executive Officer	5	or	200,000
Chief Financial Officer and Chief Operating Officer	3	or	75,000
Other Executive Officers	2	or	30,000

        On February 24, 2015, our Board also established common share ownership guidelines for our non-management directors. See "Director Compensation—Director Common Share Ownership Guidelines" below for additional information.

Summary Compensation Table

        The following table sets forth annual compensation for fiscal years 2014 and 2013 for each of our named executive officers, to the extent applicable.

Name and Principal Position(s)	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)		Total ($)
Current Executive Officers:
Mark S. Ordan	2014	$597,945	$1,793,836	$5,299,505	$52,600	(5)	$7,743,886
Chief Executive Officer(4)
C. Marc Richards	2014	283,562	393,750	1,013,983	9,000	(7)	1,700,295
Chief Financial Officer(6)
Butch Knerr	2014	154,603	288,750	1,013,983	—		1,457,336
Executive Vice President and Chief Operating Officer
Robert P. Demchak	2014	234,247	246,094	506,991	120,629	(8)	1,107,961
General Counsel and Secretary
Michael Gaffney	2014	187,397	218,750	506,991	577	(7)	913,715
Senior Vice President of Capital Markets
Former Executive Officers:
Richard S. Sokolov	2014	—	—	—	—		—
Former Chief Executive Officer(9)	2013	—	—	—	—		—
Myles H. Minton	2014	259,233	415,000	675,988	415,000	(11)	1,765,221
Former Chief Operating Officer(10)

(1)
Represents the salary earned for 2014 from the date of employment, and, for Mr. Ordan, includes an additional payment of $129,808 for services provided by him prior to our separation from Simon on May 28, 2014.

(2)
Represents the salary earned for 2014 from the date of employment, and, for Mr. Ordan, includes an additional payment of $129,808 for services provided by him prior to our separation from Simon on May 28, 2014.

(3)
Represents annual bonuses paid for 2014. Refer to the "Executive Compensation—Compensation Discussion and Analysis—Employment Agreements with Our Named Executive Officers—2014 Cash Bonuses" above for information on how these bonus amounts were determined.

(4)
Represents the total grant date fair value for financial statement purposes of all equity-based awards made to the named executive officers during 2014 determined in accordance with FASB ASC Topic 718. For a description of the assumptions used in computing the aggregate grant date fair values of these awards, refer to Note 8 to our Consolidated Financial Statements included in our 2014 Form 10-K. These awards include the following: (a) inducement LTIP units for each of the named executive officers (other than Mr. Sokolov); (b) performance-based LTIP units for each of the named executive officers (other than Mr. Sokolov); and (c) an annual LTIP unit award for

  Mr. Ordan. Refer to the Grant of Plan-Based Awards in 2014 table below for additional information. The grant date fair values of the performance-based LTIP units included in this column total $3.9 million, which reflects the probable outcome of the performance conditions on the grant date for financial statement reporting purposes under FASB ASC 718 and is less than at maximum achievement. As required by SEC rules, the grant date fair values of the performance-based LTIP units assuming maximum achievement are as follows: Mr. Ordan, $5.0 million; Mr. Richards, $865,350; Mr. Knerr, $865,350; Mr. Demchak, $432,675; Mr. Gaffney $432,675; and Mr. Minton $576,900.

(5)
Mr. Ordan became our Executive Chairman on January 15, 2015.

(5)
Represents (a) the reimbursement of $50,000 of legal and advisor fees incurred by Mr. Ordan in connection with the negotiation of his employment agreement, which we agreed to pay pursuant to the terms of his employment agreement, and (b) a company 401(k) plan basic contribution of $2,600.

(6)
Mr. Richards became our Executive Vice President and Chief Administrative Officer on January 15, 2015.

(7)
Represents company 401(k) plan matching and basic contributions.

(8)
Represents reimbursed relocation expenses totaling $64,185 and a tax gross-up on such amount of $56,444.

(9)
Mr. Sokolov, Simon's President and Chief Operating Officer, served as a director and our Chief Executive Officer from December 17, 2013 until May 28, 2014 and as Chairman of our Board from May 28, 2014 through January 15, 2015. He continues to serve as one of our directors. He did not receive any compensation from us, or any separate compensation from Simon, for serving as our Chief Executive Officer, as Chairman of our Board or as one of our directors.

(10)
Mr. Minton's employment as our Chief Operating Officer terminated effective December 1, 2014. He continued to be employed by us as a non-executive employee from that date through January 15, 2015, when he ceased to be an employee.

(11)
Represents Mr. Minton's accrued severance payment.

Grants of Plan-Based Awards in 2014

        The following table presents grants of plan-based awards made in 2014 to our named executive officers.

					Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)
								Grant Date Fair Value of Stock Awards ($)
		Date of Bd. or Comp. Comm. Approval
Name	Grant Date(1)			Type of Award	Threshold (#)	Maximum (#)
Current Executive Officers:
Mark S. Ordan	12/31/14		(4)	Annual LTIP Units	4,718	35,298		$0
	6/25/14		(4)	Inducement LTIP Units			153,610	3,000,000
	5/28/14		(4)	Performance-based LTIP Units	34,101	256,017		2,299,505
C. Marc Richards	8/25/14		(5)	Inducement LTIP Units			30,000	576,900
	8/25/14		(5)	Performance-Based LTIP Units	5,994	45,000		437,083
Butch Knerr	8/25/14		(5)	Inducement LTIP Units			30,000	576,900
	8/25/14		(5)	Performance-based LTIP Units	5,994	45,000		437,083
Robert P. Demchak	8/25/14		(5)	Inducement LTIP Units			15,000	288,450
	8/25/14		(5)	Performance-based LTIP Units	2,997	22,500		218,541
Michael Gaffney	8/25/14		(5)	Inducement LTIP Units			15,000	288,450
	8/25/14		(5)	Performance-based LTIP Units	2,997	22,500		218,541
Former Executive Officers:
Richard S. Sokolov	—	—		—	—	—	—	—
Myles H. Minton	8/25/14		(5)	Inducement LTIP Units			20,000	384,600
	8/25/14		(5)	Performance-based LTIP Units	3,996	30,000		291,388

(1)
Represents the grant dates determined for financial statement reporting purposes pursuant to FASB ASC Topic 718 for the equity awards made to our named executive officers in 2014.

(2)
The number of annual LTIP units shown in the table represent the threshold and maximum number of annual LTIP units that could be earned by Mr. Ordan for 2014 pursuant to the terms of his employment agreement. There was no target level of performance. The number of performance-based LTIP units shown in the table represent the threshold and maximum number of performance-based LTIP units that can be earned by each of Messrs. Ordan, Richards, Knerr, Demchak, Gaffney and Minton (in the case of Mr. Ordan, under his employment agreement, and, in the case of the other named executive officers, under the performance-based LTIP unit awards authorized by our Compensation Committee on August 25, 2014). There are no target levels of performance. There are three performance periods: from May 28, 2014, the date of our separation from Simon for Mr. Ordan, and August 25, 2014, the date that the Compensation Committee authorized the awards to Messrs. Richards, Knerr, Demchak, Gaffney and Minton, to (a) December 31, 2015, (b) December 31, 2016 and (c) December 31, 2017. The threshold and maximum number of performance-based LTIP units that can be granted to each of Messrs. Ordan, Richards, Knerr, Demchak, Gaffney and Minton in respect of each performance period is set forth in the tables below. The actual number of performance-based LTIP units that will be granted to these named executive officers for each performance period will be determined as a percentage of the maximum, based on our achievement of absolute and relative (versus the MSCI REIT Index), total shareholder return ("TSR") goals, with 40% of the performance-based LTIP units available for grant with respect to each performance period based on the achievement of the absolute TRS goals and 60% based on the achievement of the relative TSR goals. The grant of the LTIP units is generally subject to each executive officer's continued employment through each applicable grant date. As a result of Mr. Minton's termination of employment, he is no longer eligible to receive any grants of performance-based LTIP units.

	Performance-Based LTIP Units—At Threshold (#)
Name	Performance Period Ending 12/31/15	Performance Period Ending 12/31/16	Performance Period Ending 12/31/17
Mark S. Ordan	13,641	10,230	10,230
C. Marc Richards	1,998	1,998	1,998
Butch Knerr	1,998	1,998	1,998
Robert P. Demchak	999	999	999
Michael Gaffney	999	999	999
Myles H. Minton	1,332	1,332	1,332
	Performance-Based LTIP Units—At Maximum (#)
Name	Performance Period Ending 12/31/15	Performance Period Ending 12/31/16	Performance Period Ending 12/31/17
Mark S. Ordan	102,407	76,805	76,805
C. Marc Richards	15,000	15,000	15,000
Butch Knerr	15,000	15,000	15,000
Robert P. Demchak	7,500	7,500	7,500
Michael Gaffney	7,500	7,500	7,500
Myles H. Minton	10,000	10,000	10,000
(3)
Represents inducement LTIP units awarded in 2014 to each of Messrs. Ordan, Richards, Knerr, Demchak, Gaffney and Minton in connection with their initial employment by us.

(4)
We are contractually obligated to make annual awards of LTIP units to Mr. Ordan, as well as his inducement LTIP and his performance-based LTIP units for the performance periods ending December 31, 2015, 2016 and 2017, pursuant to the terms of his employment agreement, which was entered into on February 25, 2014, effective as of, and contingent upon, the consummation of our separation and distribution from Simon, which took place on May 28, 2014. Our Board prior to our separation from Simon, which consisted of Messrs. Simon and Sokolov, ratified and confirmed Mr. Ordan's employment agreement by unanimous written consent dated May 6, 2014. Our Board immediately following the separation, which, in addition to Messrs. Simon and Sokolov, was expanded to include Messrs. Ordan, Conforti, Laikin and White and Ms. Soffer, ratified Mr. Ordan's employment agreement on June 4, 2014.

Mr. Ordan's employment agreement provides that he will be granted annual LTIP units, with respect to each fiscal year during the term of the employment agreement, to be made no later than promptly following the completion of our audited financial statements for such fiscal year and on terms no less favorable than annual awards of LTIP units made to our other senior executives. Under his employment agreement, the number of annual LTIP units to be awarded each fiscal year will equal the "annual LTIP award cash equivalent" in respect of such fiscal year, divided by the average closing price of our common shares for the final 15 trading days of the applicable fiscal year. The "annual LTIP award cash equivalent" under his original employment agreement was an amount, not greater than $750,000 for 2014 and, pursuant to an amendment to his employment agreement, two times his annual base salary at target and three times his annual base salary at maximum for fiscal years after 2014, determined based on the achievement of TSR goals to be established by the Compensation Committee in consultation with Mr. Ordan not later than the 90th day of the applicable fiscal year for fiscal years beginning after 2014. For 2014, the TRS goals were provided for in his employment agreement. For 2014, the $750,000 was subject to pro-ration based on the number of calendar days from March 15, 2014 through the end of 2014. Mr. Ordan's annual LTIP units vest at a rate of one-third on each of the first three anniversaries of the first day of the fiscal year following the fiscal year in respect of which the annual LTIP units are granted, subject to Mr. Ordan's continued employment through the applicable vesting date (other than in connection with certain terminations of his employment). No annual LTIP units were granted to Mr. Ordan for 2014 because the TSR goals applicable to his annual LTIP unit award for 2014 were not met.

The Compensation Committee approved the grant of Mr. Ordan's inducement LTIP units required by the terms of his employment agreement on June 25, 2014 once the number of his inducement LTIP units could be determined.

The Compensation Committee will grant Mr. Ordan's performance-based LTIP units to him as required by the terms of his employment agreement within 15 days after the end of each performance period based on the level of achievement of the absolute and relative TSR goals for the applicable performance periods.

(5)
The Compensation Committee approved the grant of the inducement LTIP units to these named executive officers on August 25, 2014. The Compensation Committee authorized the grant of the performance-based LTIP units for the performance periods ending December 31, 2015, 2016 and 2017 to these named executive officers on August 25, 2014 and will grant the performance-based LTIP units to Messrs. Richards, Knerr, Demchak and Gaffney within 15 days after the end of each performance period based on the achievement of the absolute and relative TSR goals for the applicable performance periods. As a result of Mr. Minton's termination of employment, he is no longer eligible to receive any grants of performance-based LTIP units.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

        We have entered into employment agreements with each of Messrs. Ordan, Richards, Knerr, Demchak, Gaffney and Minton. For information regarding the terms of the employment agreements, see "Executive Compensation—Compensation Discussion and Analysis—Employment Agreements" above and, for each of the executive officers (other than Mr. Minton), "Executive Compensation—Potential Payments Upon Termination or Change in Control" below. Mr. Minton's employment terminated on January 15, 2015. For information regarding the payments we made to him, see "Executive Compensation—Payments Made to Mr. Minton Upon Termination of Employment" below.

        The material terms of the equity awards reported in the Grants of Plan-Based Awards in 2014 table, including a general description of the criteria to be applied in determining the amounts payable, are described in "Executive Compensation—Compensation Discussion and Analysis—LTIP (Long-Term Incentive Program) Unit Awards" above.

Outstanding Equity Awards at 2014 Fiscal Year-End

        The following table provides information concerning equity awards for each named executive officer outstanding as of December 31, 2014.

	Stock Awards
Name	Type of Award	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Current Executive Officers:
Mark S. Ordan	Inducement LTIP Units	153,610	(2)	$2,645,164
	Performance-based LTIP Units				256,017	(3)	$4,408,613
C. Marc Richards	Inducement LTIP Units	30,000	(2)	516,600
	Performance-based LTIP Units				45,000	(3)	774,900
Butch Knerr	Inducement LTIP Units	30,000	(2)	516,600
	Performance-based LTIP Units				45,000	(3)	774,900
Robert P. Demchak	Inducement LTIP Units	15,000	(2)	258,300
	Performance-based LTIP Units				22,500	(3)	387,450
Michael Gaffney	Inducement LTIP Units	15,000	(2)	258,300
	Performance-based LTIP Units				22,500	(3)	387,450
Former Executive Officers:
Richard S. Sokolov	—	—		—	—		—
Myles H. Minton	Inducement LTIP Units	20,000	(2)	344,400
	Performance-based LTIP Units				30,000	(3)	516,600

(1)
The amounts are calculated by multiplying $17.22, the closing price of our common shares on December 31, 2014 as reported by the NYSE, by the applicable number of LTIP units.

(2)
Mr. Ordan's inducement LTIP units vest 25% on each of May 28, 2015, 2016, 2017 and 2018, subject to his continued employment on the applicable vesting date (other than in connection with certain terminations of employment). The inducement LTIP units for the other named executive officers vest 25% on each of August 25, 2015, 2016, 2017 and 2018, subject to the named executive officer's continued employment through the applicable vesting date (other than in connection with certain terminations of employment). The vesting of Mr. Minton's 20,000 inducement LTIP units accelerated in connection with termination of his employment on January 15, 2015.

(3)
The performance-based LTIP units are shown at maximum. Other than in connection with certain terminations of employment, once granted based on the level of achievement of the performance criteria, the actual number of performance-based LTIP units granted will vest on May 28, 2017 for the performance periods ending on December 31, 2015 and 2016 and on the applicable grant date in 2018 for the performance period ending on December 31, 2017, subject to continued employment through the applicable vesting date. As a result of Mr. Minton's termination of employment, he is no longer eligible to receive any grants of performance-based LTIP units.

Potential Payments upon Termination or Change of Control

        The employment agreements that we entered into with each of Messrs. Ordan, Richards, Knerr, Demchak and Gaffney provide for severance and change in control payments upon various triggering events. The employment agreements and/or the equity award agreements also provide for the acceleration of vesting of certain equity awards. These payment and equity acceleration provisions are summarized below.

Employment Agreement with Mr. Ordan

        In the event of a termination of Mr. Ordan's employment by us other than for "cause" or by Mr. Ordan for "good reason", Mr. Ordan is entitled to:

  •
  a lump sum cash payment consisting of the following, which we refer to as the Accrued Obligations: (a) accrued but unpaid annual base salary and unused vacation pay, (b) accrued but unpaid bonus for the prior fiscal year and (c) reimbursement of incurred but unpaid business expenses;

  •
  an amount equal to two times the sum of (a) Mr. Ordan's annual base salary and (b) his target annual bonus, which we refer to as the Severance Payment;

  •
  the ability to purchase, on an after-tax basis, group health benefits otherwise offered to our active employees until Mr. Ordan attains (or, in the case of his death, would have attained) age 65 (to the extent permitted by our group health insurance carrier and as would not cause us to incur tax or other penalties), which we refer to as the Post-Employment Health Care Benefit;

  •
  full vesting of any outstanding inducement LTIP units, annual LTIP units and performance-based LTIP units held by him, and waiver of any service-based vesting condition on any other outstanding equity-based or long-term performance awards, which we refer to as the Full Vesting Benefit;

  •
  the granting of his annual LTIP units and performance-based LTIP units for any current performance period or completed performance periods (to the extent such grants were not previously made), based on actual performance through the date of termination (or the end of the applicable performance period, if earlier), which will be fully vested at grant, which we refer to as the Grant Benefit and, together with the Full Vesting Benefit, as the Equity Award Vesting Benefits; and

  •
  to the extent not previously paid or provided, any other amounts or benefits required to be paid or provided to Mr. Ordan or that he is eligible to receive under any plan, program, program, policy or practice or contract or agreement of the company or any affiliated company, which we refer to as the Other Benefits.

        Mr. Ordan's receipt of the Separation Payment, the Post-Employment Health Care Benefit and the Equity Award Vesting Benefits is contingent on his timely execution and non-revocation of a release of claims in favor of us and our affiliates.

        In the event of a termination of Mr. Ordan's employment due to death, Mr. Ordan's legal representatives are entitled to:

  •
  the payment of the Accrued Obligations;

  •
  the Post-Employment Health Care Benefit;

  •
  the Equity Award Vesting Benefits, contingent on, in the case of vesting of Mr. Ordan's inducement LTIP units, to his legal representatives' timely delivery and non-revocation of a release of claims in favor of us and our affiliates, as required by Mr. Ordan's inducement LTIP units award agreement; and

  •
  the Other Benefits, which will include for Mr. Ordan any death benefits in effect as of the date of his death with respect to our senior executives.

        In the event of a termination of Mr. Ordan's employment due to disability, Mr. Ordan is entitled to:

  •
  the payment of the Accrued Obligations;

  •
  the Post-Employment Health Care Benefit;

  •
  the Equity Award Vesting Benefits, contingent on Mr. Ordan timely executing and not revoking a release of claims in favor of us and our affiliates; and

  •
  the Other Benefits, which will include any short-term and long-term disability benefits as in effect on the date of his disability with respect to our senior executives.

        Pursuant to his employment agreement, in the event of a change in control, performance in respect of his annual LTIP unit awards and his performance-based LTIP units for any performance periods in effect as of the change in control (the current fiscal year in the case of annual LTIP unit awards and each current performance period for the performance-based LTIP units) will be based on actual performance as of the change in control (projected to the end of the applicable performance period for absolute, but not for relative, performance goals), and such awards shall otherwise remain outstanding in accordance with their terms and his employment agreement.

        If Mr. Ordan's employment is terminated by us other than for cause or by Mr. Ordan for good reason, in each case (a) before a change in control but after a definitive agreement is executed, the consummation of which would result in a change in control, and such termination arose in connection with or in anticipation of a change in control or (b) upon or within two years after a change in control, then, in lieu of any other severance benefits, Mr. Ordan is entitled to:

  •
  the payment of the Accrued Obligations;

  •
  a Severance Payment equal to two times the sum of (a) Mr. Ordan's annual base salary and (b) target bonus for the year of termination of employment or the year of the change in control (whichever is greater);

  •
  the Post-Employment Health Care Benefit;

  •
  the Equity Award Vesting Benefits; and

  •
  the Other Benefit.

        In the event of a termination of Mr. Ordan's employment by us for cause, he is entitled to:

  •
  the payment of the Accrued Obligations (which will be deemed not to include his accrued but unpaid annual bonus for the prior fiscal year); and

  •
  the Other Benefits.

        In the event of a termination of Mr. Ordan's employment by him without good reason or the termination of Mr. Ordan's employment at the end of the initial three-year employment period due to non-renewal of his employment agreement by us or Mr. Ordan, he is entitled to:

  •
  the payment of the Accrued Obligations;

  •
  the Post-Employment Health Care Benefit; and

  •
  the Other Benefits.

        Pursuant to the terms of Mr. Ordan's original employment agreement and his inducement LTIP unit award agreement, in the event of a termination of his employment period on the last day of the initial three-year employment period due to non-renewal by us of his employment agreement, and subject to Mr. Ordan's (a) continued employment during such initial three-year employment period and (b) execution (and non-revocation) of a general release of claims against us and our affiliates, then his remaining unvested inducement LTIP units will vest on May 28, 2018. Under the January 15, 2015 and March 27, 2015 amendments to his employment agreement, in the event of termination of his employment at the end of his initial three-year employment period due to either we or Mr. Ordan giving notice of non-renewal of his employment agreement, Mr. Ordan will be entitled to Equity Award Vesting Benefits as of May 28, 2017 with respect to all of his then outstanding unvested inducement LTIP units, performance-based LTIP units and annual LTIP units, except that his 2017 annual LTIP unit award will be pro-rated for the period of his employment in 2017 instead of not pro-rated.

        Under his employment agreement, Mr. Ordan is subject to certain restrictive covenants, including perpetual confidentiality and non-disparagement covenants and one-year post-employment non-competition, non-solicitation of employees, customers, suppliers, licensees or other business relations of our company, and non-hire covenants.

        In the event that payments or benefits owed to Mr. Ordan constitute "parachute payments" (within the meaning of Section 280G of the Internal Revenue Code) and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Ordan receiving a higher net-after-tax amount than he would have absent such reduction.

Employment Agreements with Messrs. Richards, Knerr, Demchak and Gaffney

        Pursuant to the employment agreements with Messrs. Richards (under his original employment agreement), Knerr, Demchak and Gaffney, if the applicable executive's employment is terminated by us other than for "cause" or by the executive for "good reason" (within six months after the good reason event), then subject to the executive timely executing (and not revoking) a general release of claims against us, the executive will be entitled to receive the following payments and benefits from us on the fifth business day after the expiration of the release execution and revocation period:

  •
  if a change in control has not occurred within the 24 months prior to the executive's termination of employment, a lump sum cash Severance Payment equal to the executive's annual base salary in effect immediately prior to the date of termination; or

  •
  if a change in control has occurred within 24 months prior to the executive's termination of employment, a lump sum cash Severance Payment equal to the sum of (a) the executive's annual base salary in effect immediately prior to the date of termination and (b) the executive's target annual bonus for the year in which the date of termination occurs, and, unless otherwise agreed to by the executive, the waiver of any service-based vesting conditions with respect to any outstanding long-term incentive awards held by the executive.

        In addition, pursuant to their inducement LTIP unit award agreements, in the event of a termination of the employment of Messrs. Richards, Knerr, Demchak or Gaffney by us other than for cause or by the executive for good reason, in each case in accordance with the terms of their employment agreement (subject to the applicable executive executing (and not revoking) a general release of claims against us), all remaining unvested inducement LTIP units will vest, which we refer to as the Service-Based Vesting Benefit.

        Pursuant to the amendment to Mr. Richards' employment agreement effective January 15, 2015, in lieu of the foregoing, if his employment is terminated by us other than for cause or by him for good reason (without regard to there having been a change in control), Mr. Richards, subject to executing (and not revoking) a general release of claims against us and our affiliates, would be entitled to:

  •
  a lump sum cash Severance Payment equal to two times the sum of his (a) annual base salary in effect immediately prior to the date of termination and (b) target annual cash bonus for the year of termination (or the most recently completed fiscal year if no target is set for the year of termination); and

  •
  the Service-Based Vesting Benefit and an Equity Award Vesting Benefit with respect to the acceleration of his performance-based LTIP units.

        The employment agreements with Messrs. Richards, Knerr, Demchak and Gaffney do not provide for any payments or equity acceleration in the event of the executive's disability or death or termination of employment by us for cause or by the executives without good reason.

        Pursuant to their inducement LTIP unit award agreements, each of Messrs. Richards, Knerr, Demchak and Gaffney also is subject to certain restrictive covenants, including perpetual confidentiality and non-disparagement covenants and one-year post-employment non-competition, non-solicitation of employees, customers, suppliers, licensees or other business relations, and non-hire covenants. Upon the executive's breach of any of these restrictive covenants, all of the executive's unvested and vested inducement LTIP units will be forfeited.

  Definitions

        For purposes of the employment agreements:

        "Cause" is generally defined to mean:

  •
  in the case of Mr. Ordan, his willful failure to perform or substantially perform his material duties with us (subject to a 30-day cure period) and, in the case of the other executives, the executive's willful failure to perform or substantially perform the executive's duties with us (subject to a 30-day cure period);

  •
  illegal conduct or gross misconduct by the executive that is willful and demonstrably and materially injurious to our business, financial condition or reputation;

  •
  a willful and material breach by Mr. Ordan of his obligations under his employment agreement, including without limitation a material and willful breach of the restrictive covenants and confidentiality provisions contained therein, and, in the case of the other executives, the executive's willful and material breach of any noncompetition or nonsolicitation restrictive covenants or confidentiality provisions set forth in any written agreement with us (in each case, subject to a 30-day cure period); or

  •
  Mr. Ordan's conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct or in the case of the other executives, the executive's indictment for, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct.

        Under Mr. Ordan's employment agreement, any termination of his employment for cause requires the affirmative vote of not less than two-thirds of the entire membership of the Board (excluding Mr. Ordan, if he is then a member of the Board), with the Board finding in good faith that he is guilty of the conduct described above and specifying the particulars thereof in detail.

        "Change in Control" generally means:

  •
  in the case of Mr. Ordan,

  •
  any person, entity or group, together with all affiliates and associates of such person, entity or group, becoming the beneficial owner, directly or indirectly, of 25% or more of our then outstanding voting securities entitled to vote generally in the election of directors (with exceptions for securities held by any of our employee benefit plans or related trusts or of those of any of our subsidiaries);

  •
  a change in a majority of the members of our Board from the individuals who were serving on the Board on May 28, 2014 (with specified exceptions for individuals whose election as a director or nomination for election as a director was approved by a majority of the directors then comprising the incumbent Board other than as a result of an actual or threatened election contest or threatened solicitation of proxies by other than the Board);

  •
  consummation of a reorganization, merger or consolidation, or the sale or other disposition of all or substantially all of our assets, unless, following the transaction (a) more than 60% of the combined voting power of the then outstanding voting securities of the corporation resulting from the transaction entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of our outstanding voting securities immediately before the transaction in substantially the same proportions as their beneficial ownership, immediately before the transaction, of our outstanding voting securities, (b) no person, entity or group beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from the transaction entitled to vote generally in the election of directors (with exceptions for securities held by us, by any of our employee benefit plans or related trusts or of the corporation resulting from such transaction and any person, entity or group beneficially owning immediately prior to the transaction, directly or indirectly, 25% or more of our outstanding voting securities), and (c) at least a majority of the board of directors of the resulting corporation were members of our incumbent Board at the time of the execution of the initial agreement providing for such transaction; or

  •
  approval by our stockholders of our complete liquidation or dissolution.

  •
  in the case of the employment agreements with the other executives,

  •
  any person, entity or group, together with all affiliates and associates of such person, entity or group, becoming the beneficial owner, directly or indirectly, of more than 25% of our then outstanding voting securities entitled to vote generally in the election of directors (with exceptions for securities held by any of our employee benefit plans or related trusts or of those of any of our subsidiaries);

    •
    a change in a majority of the members of our Board within a 12-month period (with specified exceptions for individuals whose election as a director or nomination for election as a director was approved by a majority of the directors then comprising the incumbent Board other than as a result of an actual or threatened election contest or threatened solicitation of proxies by other than the Board);

    •
    consummation of a reorganization, merger, consolidation or similar transaction involving us, or the sale or other disposition of all or substantially all of our assets, unless, following the transaction (a) the beneficial owners of our outstanding voting securities entitled to vote generally in the election of directors immediately before the transaction beneficially own more than 60% of the outstanding voting securities of the entity resulting from the transaction (including the entity that as a result of the transaction directly or indirectly owns us or all or substantially all of our assets) in substantially the same proportions as their ownership immediately before the transaction, (b) no person, entity or group beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from the transaction entitled to vote generally in the election of directors (with exceptions for securities held by us, by any of our employee benefit plans or related trusts or of the corporation resulting from such transaction and any person, entity or group beneficially owning immediately prior to the transaction, directly or indirectly, 25% or more of the combined voting power of the then outstanding voting securities resulting from such transaction entitled to vote generally in the election of directors), and (c) at least a majority of the board of directors of the resulting corporation were members of our incumbent Board at the time of the execution of the initial agreement providing for such transaction; or

    •
    approval by our stockholders of our complete liquidation or dissolution.

        "Disability" means for Mr. Ordan's employment agreement his "permanent and total disability" as defined in Section 22(e)(3) of the Internal Revenue Code.

        "Good Reason" generally means the occurrence of any one of the following events without the prior written consent of the executive:

  •
  in the case of Mr. Ordan (subject to a 30-day cure period by us after notice from Mr. Ordan within 60 days of the occurrence of the good reason event),

  •
  a material diminution of the executive's duties or responsibilities, authorities, powers or functions (including for Mr. Ordan (a) before January 15, 2015, his removal, without cause, from our Board, his failure to be nominated to our Board, his ceasing to be our Chief Executive Officer or the assignment of duties inconsistent with the Chief Executive Officer position, and (b) after January 15, 2015 pursuant to the amendment to his employment agreement, his removal, without cause from our Board, his failure to be nominated to our Board, his ceasing to be Chairman of our Board, his ceasing to be our senior-most executive officer or the assignment to him of duties inconsistent with the Executive Chairman position);

  •
  a relocation that would result in Mr. Ordan's principal location of employment being moved 35 miles or more away from the Washington, D.C. metropolitan area, and, as a result, his commute increasing by 35 miles or more; or

  •
  any material breach of his employment agreement by us, including without limitation any material breach of the LTIP unit award agreements or Mr. Ordan being required to report other than solely and directly to the Board.

  •
  in the case of the employment agreements with the other executives (subject to a 60-day cure period by us after notice from the executive within 60 days of the occurrence of the good reason event),

  •
  a material diminution of the executive's base pay, duties, responsibilities, authorities, powers or functions as of the date the executive's employment agreement was entered into;

  •
  a relocation that would result in the executive's principal location of employment being moved 50 miles or more away from his principal location as of the date the employment agreement, and, as a result, the executive's commute increasing by 50 miles or more; or

  •
  the failure by us to obtain a satisfactory agreement from any successor to assume and perform our obligations under the employment agreement.

Estimated Post-Employment Payments Under Alternative Termination Scenarios

        The following table sets forth the estimated potential payments and benefits to Messrs. Ordan, Richards, Knerr, Demchak and Gaffney upon termination of employment or a change in control. For purposes of estimating these amounts, as required under SEC rules, we have assumed the triggering event took place on December 31, 2014, except as indicated below, which is the last business day of our last completed fiscal year, and that the price per share of our common shares was the closing market price on December 31, 2014 of $17.22. For purposes of the change in control Severance Payments and Service-Based Vesting Benefits for the named executive officers (other than Mr. Ordan) set forth in the table below, we have assumed that the change in control took place prior to, and that the termination of employment took place on, December 31, 2014.

        The estimated amounts set forth below include only the incremental payments and benefits that would have been owed to each of these executive officers upon the various indicated termination events. These amounts do not include amounts that otherwise would be owed to the executives upon termination of employment, including Accrued Obligations and Other Benefits that are generally available to all salaried employees. No amounts are included in the table for the Post-Employment Health Care Benefit to which Mr. Ordan is entitled under various triggering events because that benefit is required to be paid for by him.

        Actual amounts to be paid can only be determined upon actual termination of employment and, accordingly, may differ from the amounts shown below.

	Termination by Us for Cause or by the Executive without Good Reason	Termination Due to Non-Renewal of Initial Three-Year Employment Period		Termination Due to Death or Disability		Termination by Us Other Than for Cause or by the Executive for Good Reason		Termination by Us Other Than for Cause or by the Executive for Good Reason Within 24 Months Following a Change in Control(1)
Mark. S. Ordan
Severance Payment	$—	$—		$—		$4,500,000		$4,500,000
Equity Award Vesting Benefits	—	661,300	(2)	2,645,164	(3)	2,645,164	(3)	2,645,164	(3)
Total	—	661,300		2,645,164		7,145,164		7,145,164
C. Marc Richards
Severance Payment	—	—		—		450,000	(4)	1,125,000	(4)
Service-Based Vesting Benefit	—	—		—		516,600	(4)	516,600	(4)
Total	—	—		—		966,600	(4)	1,641,600	(4)
Butch Knerr
Severance Payment	—	—		—		495,000		1,361,250
Service-Based Vesting Benefit	—	—		—		516,600		516,600
Total	—	—		—		1,011,600		1,877,850
Robert P. Demchak
Severance Payment	—	—		—		375,000		796,875
Service-Based Vesting Benefit	—	—		—		258,300		258,300
Total	—	—		—		633,300		1,055,175
Michael Gaffney
Severance Payment	—	—		—		300,000		637,500
Service-Based Vesting Benefit	—	—		—		258,300		258,300
Total	—	—		—		558,300		895,800

(1)
Pursuant to Mr. Ordan's employment agreement, he would be entitled to receive the Severance Payment and Equity Award Vesting Benefits shown in this column if his employment were terminated by us other than for cause or by Mr. Ordan for good reason, in each case (a) before a change in control but after a definitive agreement is executed, the consummation of which would result in a change in control, and such termination arose in connection with or in anticipation of a change in control or (b) upon or within two years after a change in control. For the other executives, they would be entitled to receive the Severance Payments and Service-Based Vesting Benefits shown in this column if a change in control had occurred within 24 months prior to the date of the executive's termination of employment by us other than for cause or by the executive for good reason (within six months after the good reason event). The employment agreements with each of the executives (other than Mr. Ordan) express the executive's target annual bonus as a percentage of base salary, as follows: Mr. Richards, 100% to 200%; Mr. Knerr, 150% to 200%; and Messrs. Demchak and Gaffney, 75% to 150%. For purposes of calculating the severance payments in this column, we have assumed the executive's target annual bonus was equal to the mid-point of such range.

(2)
Represents the value based on the closing price of our common shares on December 31, 2014 of $17.22 per share of the vesting on May 28, 2018 of the last 25% installment of Mr. Ordan's inducement LTIP units in the event that his employment is terminated at the end of his initial three-year employment period due to non-renewal by us of his employment agreement, as provided in Mr. Ordan's original employment agreement and his inducement LTIP unit award agreement. Does not include any other amounts relating to vesting in the event of termination of Mr. Ordan's employment at the end of his initial three-year employment period due to either we or Mr. Ordan giving notice of non-renewal of his employment agreement, as amended, as such amounts are not currently determinable. Under the January 15, 2015 and March 27, 2015 amendments to his employment agreement, any such termination of his employment will entitle him to Equity Award Vesting Benefits as of May 28, 2017 with respect to all of his then outstanding unvested inducement LTIP units, performance-based LTIP units and annual LTIP units, except that his 2017 annual LTIP unit award will be pro-rated for the period of his employment in 2017. In addition to the vesting of the last 25% installment of Mr. Ordan's inducement units, the grant and vesting of his performance-based LTIP units for the performance period ending December 31, 2017, the vesting of his 2015 and 2016 annual LTIP unit awards and the grant and vesting of his 2017 annual LTIP unit award would be accelerated. If the amendment to Mr. Ordan's employment agreement had been in effect on December 31, 2014, no amount would be attributable to the acceleration of the performance-based LTIP units and the annual LTIP unit awards had such acceleration taken place on December 31, 2014 because the performance metrics for Mr. Ordan's performance-based LTIP units were not met on December 31, 2014 and his 2015, 2016 and 2017 annual LTIP unit awards would not have yet been granted.

(3)
Represents acceleration of the inducement LTIP units held by Mr. Ordan. Although his performance-based LTIP units are subject to potential acceleration upon the triggering events set forth in the table, because we did not meet the performance metrics for these awards at December 31, 2014, no amounts are attributable to acceleration of those awards at that date. Accordingly, no amounts are included in the table for the acceleration of Mr. Ordan's performance-based LTIP units at December 31, 2014.

(4)
The termination payment and equity acceleration provisions in Mr. Richards' original employment agreement were modified in the amendment to Mr. Richards' employment agreement, which became effective January 15, 2015. As modified, in the event his employment is terminated by us other than for cause or by Mr. Richards for good reason (without regard to whether a change in control has occurred) he is entitled to a Severance Payment of two times the sum of his (a) annual base salary in effect immediately prior to the date of termination and (b) target annual cash bonus for the year of termination (or the most recently completed fiscal year if no target is set for the year of termination), and, in addition to the acceleration of the vesting of his inducement LTIP units, an Equity Award Vesting Benefit with respect to the acceleration of his performance-based LTIP units. Had the amendment to his employment agreement been in effect at December 31, 2014 and his employment been terminated either by us other than for cause or by him for good reason on that date, he would have been entitled to receive, instead of the amounts shown in the table, a Severance Payment of $2,250,000 and a Service-Based Vesting Benefit of $516,600, or a total of $2,766,600. No amount is attributable to Mr. Richards' Equity Award Vesting Benefit had

  his amended employment agreement been in effect on December 31, 2014 because we did not meet the performance metrics for his performance-based LTIP units at that date.

Payments Made to Mr. Minton Upon Termination of Employment

          We entered into an employment agreement with Mr. Minton, dated as of June 3, 2014, which was in the same form as the employment agreements with Messrs. Richards, Knerr, Demchak and Gaffney. On January 5, 2015, we entered into a transition and consulting agreement with Mr. Minton in connection with the termination of his employment, effective January 15, 2015.

          The transition and consulting agreement with Mr. Minton is effective as of December 1, 2014, and modified his employment agreement to provide that (a) his employment as our Chief Operating Officer terminated as of December 1, 2014, and (b) his employment as an untitled employee of the company would terminate upon the earlier of the closing of our acquisition of Glimcher or January 15, 2015. The transition and consulting agreement further provides that for six months after his termination of employment Mr. Minton will make himself reasonably available to provide consulting and advisory services to us for up to eight hours per week.

          The transition and consulting agreement also provides that, prior to the termination of his employment, Mr. Minton would continue to receive an annual base salary at a rate of $415,000, reimbursement for reasonable business expenses, and would continue to remain eligible to participate in our welfare and fringe benefit plans. However, he would not be entitled to participate in long-term cash or equity incentive plans.

          Upon Mr. Minton's termination of employment on January 15, 2015, which was deemed to be a termination other than for "cause" under his employment agreement, Mr. Minton became entitled to receive a lump sum cash severance payment of $415,000, which was paid to him following his termination of employment, and to accelerated vesting of 20,000 inducement LTIP units under his inducement LTIP unit award agreement. He also received the following payments: (x) his accrued but unpaid base salary through January 15, 2015, (y) a cash payment equal to 25.5 days of base salary, which represented payment for accrued vacation and (z) Mr. Minton's earned annual bonus in respect of fiscal year 2014, which we determined to be $415,000. In addition, as of Mr. Minton's termination of employment, we waived the non-competition covenant contained in his inducement LTIP unit award agreement.

          Under the transition and consulting agreement, Mr. Minton also received a cash payment in respect of his services for the six-month consulting period equal to the value of 10,000 common shares measured based on the closing price of common shares on the trading day immediately preceding the closing of our acquisition of Glimcher, or a lump sum of $179,700, which has been paid to him. In the event that the consulting period is terminated by us for "cause" or due to Mr. Minton's resignation for any reason, Mr. Minton will be required to repay a prorated portion of the consulting fee based on the number of days remaining in the consulting period as of the date of such termination.

          The transition and consulting agreement provides that Mr. Minton is subject to perpetual confidentiality and cooperation covenants, and a non-solicitation covenant with respect to employees, customers, suppliers, licensees or other business relations of the company that runs for one year following January 15, 2015.

Compensation Committee Interlocks and Insider Participation

          Our company was formed on December 17, 2013 as a wholly-owned subsidiary of Simon. Prior to our separation from Simon on May 28, 2014, Mr. Simon, Chairman of the Board and Chief Executive Officer of Simon, and Mr. Sokolov, President and Chief Operating Officer of Simon, on behalf of Simon and our company, recruited Mr. Ordan to serve as our new Chief Executive Officer, effective upon our separation from Simon, and in consultation with senior Simon executives, negotiated and approved the terms of his employment agreement. Subsequently, Mr. Ordan, in consultation with Mr. Simon and Mr. Sokolov, recruited the balance of our initial executive team, which included: Mr. Richards, Chief Financial Officer; Mr. Demchak, General Counsel and Secretary; Mr. Gaffney, Senior Vice President of Capital Markets; and Mr. Minton, Chief Operating Officer (until December 1, 2014), and negotiated their base salaries and annual bonus opportunities. Prior to our separation from Simon, our Board consisted of Mr. Simon and Mr. Sokolov, who were then also serving as our President and Chief Executive Officer, respectively.

          Our Compensation Committee was established on May 28, 2014 immediately prior to our separation from Simon. During 2014, no member of the Compensation Committee was an officer, employee or former officer of our company or any of our subsidiaries or had any relationship requiring disclosure in this Proxy Statement pursuant to SEC rules.

Related Person Transactions with Simon

Agreements Relating to Our Separation from Simon

          In connection with our separation from Simon, we and Simon entered into a separation agreement and entered into other agreements to effectuate our separation from Simon, provide a framework for our relationship with Simon after the separation and provide for the allocation between us and Simon of Simon's assets, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from Simon, such as property management agreements, a transition services agreement, a tax matters agreement and an employee matters agreement. These agreements were approved on May 6, 2014 by our then current Board.

  The Separation Agreement

        The separation agreement sets forth, among other things, our agreements with Simon regarding the principal transactions that were necessary to separate us from Simon, including, among other things, the transfer of assets, the assumption of liabilities and the distribution of our common shares. It also sets forth other agreements that govern certain aspects of our relationship with Simon following the separation. Except as expressly set forth in the separation agreement or in any ancillary agreement, we were responsible for all costs and expenses incurred prior to the distribution date in connection with the separation, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation. These expenses totaled approximately $38.9 million.

  Property Management Agreements

        In connection with the separation, we entered into property management agreements with one or more subsidiaries of Simon, pursuant to which those subsidiaries agreed to provide certain services to us under the direction of our executive management team. In addition, certain property management agreements that were in effect with respect to services provided by Simon in respect of certain mall properties continue in effect after the separation. The property management agreements have an initial term of two years with automatic one year renewals, unless terminated by us for convenience or for cause.

        Pursuant to the terms of the property management agreements, Simon manages, leases, maintains and operates our mall properties that were transferred to us from Simon in the separation. Simon will be responsible for negotiating new and renewal leases with tenants, marketing these malls through advertisements and other promotional activities, billing and collecting rent and other charges from tenants, making repairs in accordance with budgets approved by us and maintenance and payment of any taxes or fees. In exchange, we will pay annual fixed rate property management fees to Simon in amounts ranging from 2.5% to 4% of base minimum and percentage rents. We will also reimburse Simon for certain costs and expenses, including the cost of on-site employees. In addition, Simon will also be paid separate fees for its leasing, re-leasing and development services relating to our malls that were transferred to us from Simon in the separation.

        Either party may terminate each property management agreement without cause on or after the two year anniversary of the execution of the agreement upon 180 days prior written notice.

        For the period from May 28, 2014 through the end of 2014, we have paid or will pay Simon approximately $17.7 million under these property management agreements, including approximately $9.1 million for reimbursed costs and expenses.

  Property Development Agreement

        In connection with the separation, we have entered into a property development agreement with Simon's management services subsidiary pursuant to which it will plan, organize, coordinate and administer further development of approximately 13 of our mall properties, redevelop portions thereof, make improvements and perform other development work. In exchange, we will pay fees to Simon to cover pre-development and development costs and expenses as determined on a project-by-project basis.

        Either party may terminate each property development agreement without cause upon 30 days prior written notice.

        For the period from May 28, 2014 through the end of 2014, we have paid or will pay Simon approximately $544,000 under the property development agreement.

  Transition Services Agreement

        We and Simon entered into a transition services agreement prior to the distribution pursuant to which Simon and its subsidiaries agreed to provide us, on a transitional basis, with various services. The services provided include information technology, accounts payable, payroll, and other financial functions, as well as engineering support for various facilities, quality assurance support, other administrative services and management and development and redevelopment services for approximately 19 of our strip center properties.

        Pricing for strip center property management support and back office administration is $5.0 million annually, billed in quarterly installments, plus direct out-of-pocket expenses. Development services are provided at 2.5% of development costs.

        The transition services agreement will terminate on the expiration of the term of the last service provided under it, which will generally be up to two years following the distribution date. The recipient for a particular service generally can terminate that service prior to the scheduled expiration date, subject to a minimum notice period equal to the shorter of 180 days or half of the original service period. Services can only be terminated at a month-end. Due to interdependencies between services, certain services may be extended or terminated early only if other services are likewise extended or terminated. Either party may terminate the agreement upon a change-in-control of the other party. A termination of the transition services agreement or any particular services thereunder will not affect the property management agreements.

        We anticipate that we will generally be in a position to complete the transition away from those services (except for certain information technology-related and collections services) on or before two years following the distribution date.

        For the period from May 28, 2014 through the end of 2014, we have paid or will pay Simon approximately $4.9 million for services provided by it under the transition services agreement, including approximately $2.0 million for reimbursed costs and expenses.

  Tax Matters Agreement

        We and Simon entered into a tax matters agreement prior to the distribution which generally governs Simon's and our respective rights, responsibilities and obligations after the distribution with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, tax returns, tax elections, tax contests and certain other tax matters.

        In addition, the tax matters agreement imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that are designed to preserve the tax-free status of the distribution and certain related transactions. The tax matters agreement provides special rules that allocate tax liabilities in the event the distribution, together with certain related transactions, is not tax-free.

  Employee Matters Agreement

        We and Simon entered into an employee matters agreement in connection with the separation to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters.

        The employee matters agreement governs Simon's and our compensation and employee benefit obligations relating to current and former employees of each company, and generally allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs.

Purchase of Jersey Gardens and University Park Village

        Concurrently with our entering into the merger agreement with Glimcher, on September 16, 2014, Washington Prime Group, L.P. and Simon Property Group, L.P. entered into a purchase and sale agreement pursuant to which our operating partnership subsidiary agreed to sell, or cause to be sold, to Simon's operating partnership subsidiary, (a) the equity interests in the owner of Jersey Gardens, a regional mall in Elizabeth, New Jersey and (b) the equity interests in the owner of University Park Village, an open air center in Fort Worth, Texas, for $1.09 billion, subject to certain adjustments and apportionments, including with respect to the assumption of debt encumbering such assets. These equity interests were then owned by affiliates of Glimcher. Under a separate letter agreement, Glimcher Properties Limited Partnership, Glimcher's operating partnership subsidiary, agreed to convey the equity interests in the owners of these properties directly to Simon Property Group, L.P. substantially simultaneously with the closing of our acquisition of Glimcher, which took place on January 15, 2015. Also on January 15, 2015, the parties entered into an amendment to the purchase and sale agreement, pursuant to which the parties clarified which precise equity interests were to be acquired by Simon Property Group, L.P., and agreed to customary post-closing obligations related to documentary and transfer taxes and payment of liability insurance deductibles. After closing adjustments and apportionments, the actual purchase price paid for the properties by Simon Property Group, L.P. was $1.09 billion, including assumed indebtedness of $405.1 million. The purchase and sale agreement was approved by the independent directors on our Board on September 15, 2014 in connection with the Board's approval of our merger agreement with Glimcher. On January 13, 2015, the Audit Committee ratified the amended purchase and sale agreement under our related person transaction approval policy.

DIRECTOR COMPENSATION

Compensation of Independent Directors

        On August 4, 2014, our Board, upon the recommendation of both our Governance and Nominating Committee and our Compensation Committee, approved annual compensation for the period from May 28, 2014 to May 28, 2015 for each of the independent members of our Board, which then included Messrs. Conforti, Laikin and White and Ms. Soffer. Each independent director's annual compensation totaled $200,000 based on a combination of cash and restricted stock units ("RSUs") granted under the 2014 Stock Incentive Plan of Washington Prime Group, L.P. The annual compensation for the period May 28, 2014 to May 28, 2015 is allocated as follows: (a) 60% in RSUs, equal to $120,000, and (b) 40% in cash compensation, equal to $80,000. The cash compensation is being paid in quarterly installments of $20,000 on or about the following dates: (1) August 15, 2014, (2) November 15, 2014, (3) February 16, 2015, and (4) May 15, 2015.

        In connection with the RSU awards, on August 4, 2014, we entered into an RSU award agreement with each independent director, pursuant to which each independent director was granted 6,380 RSUs, which number of RSUs was determined by dividing $120,000 by $18.81, the closing price of our common shares on August 4, 2014. Each RSU represents a contingent right to receive one common share, and each independent director's RSUs will vest on May 28, 2015, subject to such director's continued membership on the Board. In the event the independent director leaves the Board, he or she will receive one common share for each vested RSU. In addition, pursuant to their applicable RSU awards agreements, while the award is outstanding, each independent director also is paid dividend equivalent payments, in cash, equal to regular cash dividends paid on our common shares, regardless of whether the RSUs have vested.

2014 Independent Director Compensation

        The following table sets forth information regarding the compensation of our independent directors for 2014:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Louis G. Conforti	$47,692	$120,008	$167,700
Robert J. Laikin	47,692	120,008	167,700
Jacquelyn R. Soffer	47,692	120,008	167,700
Marvin L. White	47,692	120,008	167,700

(1)
Mark Ordan, David Simon and Richard S. Sokolov, who were also directors during 2014, are not included in this table because they did not receive any compensation for their service as directors. The compensation received by Mr. Ordan for serving as our Chief Executive Officer during 2014 is set forth in the Summary Compensation Table appearing on page 47 of this Proxy Statement.

(2)
Represents the portion of the $80,000 cash component allocable to the period from May 28, 2014 through December 31, 2014.

(3)
Represents the grant date fair value computed in accordance with FASB ASC Topic 718 of the 6,380 restricted stock units granted to each of our independent directors on August 4, 2014. For a description of the assumptions used in computing the aggregate grant date fair values of these awards, refer to Note 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 filed on February 26, 2015.

        The following table sets forth the aggregate number of unvested restricted stock units held by each independent director as of December 31, 2014.

Name	Number of Shares of Unvested Restricted Stock Units
Louis G. Conforti	6,380
Robert J. Laikin	6,380
Jacquelyn R. Soffer	6,380
Marvin L. White	6,380

Policy on Hedging

        On February 24, 2015, our Board adopted a hedging policy, pursuant to which directors are prohibited from hedging their ownership of our shares, including trading in publicly-traded options, puts, calls or other derivative instruments related to our shares or debt.

Director Common Share Ownership Guidelines

        On February 24, 2015, our Board established a common share ownership guideline for our non-management directors equal to the lesser of (a) five times the cash portion of the annual retainer or (b) 20,000 shares.

STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth certain information with respect to the beneficial ownership of our common shares and common units of Washington Prime Group, L.P., our operating partnership subsidiary, as of March 15, 2015 by (a) each director, (b) each named executive officer and (c) all current directors and executive officers as a group. The common units set forth below are exchangeable for our common shares on a one-for-one basis or for cash, as determined by us. Unless otherwise indicated in the footnotes to the table, the indicated person has sole voting and/or dispositive power.

	Common Shares and Common Units Beneficially Owned		Common Units Beneficially Owned
Name and Position(s)	Number(1)	Percent(2)	Number	Percent(3)
Mark S. Ordan	25,000(4)	*	—	—
Executive Chairman
C. Marc Richards	—	—	—	—
Executive Vice
President and Chief
Administrative Officer
Butch Knerr	6,823	*	—	—
Executive Vice
President and Chief
Operating Officer
Robert P. Demchak	1,065	*	—	—
General Counsel and
Secretary

	Common Shares and Common Units Beneficially Owned		Common Units Beneficially Owned
Name and Position(s)	Number(1)	Percent(2)	Number	Percent(3)
Michael Gaffney	—	—	—	—
Senior Vice President
of Capital Markets
Richard S. Sokolov	421,941	*	154,765	*
Former Chief
Executive Officer and
Director
Myles H. Minton	20,000(5)	*	20,000(5)	*
Former Chief
Operating Officer
Michael P. Glimcher	1,034,854(6)	*	193,110	*
Vice Chairman and
Chief Executive Officer
Louis G. Conforti	—	—	—	—
Director
Richard J. Laikin	30,000(7)	*	—	—
Lead Independent
Director
Niles C. Overly	32,363(8)	*	—	—
Director
David Simon	4,482,179(9)	2.4%	4,162,264(9)	1.9%
Director
Jacquelyn R. Soffer	—	—	—	—
Director
Marvin L. White	—	—	—	—
Director
All current directors and executive officers as a group (15 persons)	6,308,509(10)	3.3%	4,510,139(10)	2.1%

*
Less than one percent.

(1)
Includes the following common shares that may be issued upon exchange of common units of Washington Prime Group, L.P. held by the following persons: Richard S. Sokolov—154,765; Michael P. Glimcher—193,110; and David Simon—4,162,264. Common units are exchangeable either for common shares (on a one-for-one basis) or for cash, at our discretion.

(2)
Based on 185,105,491 common shares outstanding.

(3)
Washington Prime Group, L.P. has 219,474,520 common units outstanding of which we owned 185,105,491 or 84.3%. These percentages assume that no common units held by other limited partners are exchanged for common shares and that Mr. Minton does not convert his 20,000 vested LTIP units into a corresponding number of common units, except with regard to his beneficial ownership of common units. The number of common units shown does not include any previously awarded unvested LTIP units as described in the "Executive Compensation—Compensation

  Discussion and Analysis" section of this Proxy Statement because the unvested LTIP units are subject to performance and/or time-based vesting requirements.

(4)
Represents 20,000 common shares owned directly and 5,000 common shares held in trust for the benefit of Mr. Ordan's children.

(5)
Represents 20,000 vested LTIP units held by Mr. Minton which are convertible into an equivalent number of common units of our operating partnership subsidiary.

(6)
Includes 96,294 common shares owned directly, 99 shares owned by Mr. Glimcher's spouse, 686,553 restricted shares and presently exercisable options to acquire 58,798 common shares.

(7)
Includes 20,000 common shares held jointly with the director's spouse in a margin account and 10,000 held in the director's 401(k) account.

(8)
Includes 25,781 common shares owned directly and presently exercisable options to acquire 6,582 common shares.

(9)
Includes 28,773 common units held in a family partnership as to which Mr. Simon and his spouse have shared voting and dispositive power.

(10)
Includes 814,305 common shares, 872,174 restricted shares, presently exercisable options to acquire 111,891common shares and 4,510,139 common units.

 PRINCIPAL HOLDERS OF VOTING SECURITIES

        The following table sets forth information as of March 15, 2015 with respect to the ownership of our common shares by each person believed by management to be the beneficial owner of more than 5% of our outstanding common shares. The following information is based on the most recent Schedule 13G or Schedule 13G/A filed with the SEC on behalf of such persons. Except as otherwise indicated in the footnotes to the table, the indicated person has sole voting and/or dispositive power.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Shares Outstanding
FMR LLC(1)	21,864,158	11.8%
Edward C. Johnson 3d
Abigail P. Johnson
245 Summer Street
Boston, MA 02210
The Vanguard Group(2)	21,403,035	11.6%
100 Vanguard Blvd
Malvern, PA 19355
BlackRock, Inc.(3)	16,185,628	8.7%
55 East 52nd Street
New York, NY 10022
Vanguard Specialized Funds—Vanguard REIT Index Fund(4)	11,517,855	6.2%
100 Vanguard Blvd
Malvern, PA 19355

(1)
Based on a Schedule 13G/A filed by the reporting persons on February 13, 2015, stating that they each have sole voting power with respect to 7,083,113 shares and sole dispositive power with respect to 21,864,158 shares. The Schedule 13G/A states that Edward C. Johnson 3d is a director and Chairman of FMR LLC and that Abigail P. Johnson is a director, Vice Chairman, the Chief Executive Officer and President of FMR LLC.

(2)
Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2015, stating that it has sole voting power with respect to 319,335 common shares, shared voting power with respect to 30,850 common shares, sole dispositive power with respect to 21,281,602 common shares, and shared dispositive power with respect to 121,433 common shares.

(3)
Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 9, 2015, stating that it has sole voting power with respect to 15,367,186 common shares and sole dispositive power with respect to 16,185,628 common shares.

(4)
Based on a Schedule 13G filed by Vanguard Specialized Funds—Vanguard REIT Index Fund with the SEC on February 6, 2015, stating that it has sole voting power with respect to 11,517,855 common shares.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE reports of ownership of our securities and changes in reported ownership. Officers, directors and greater than 10% shareholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that all such filing requirements were complied with on a timely basis during our fiscal year ended December 31, 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Persons Transaction Approval Policy

        As contemplated by our code of conduct, the Audit Committee must review and approve or ratify all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder of the company, or any of their immediate family members, has a direct or indirect material interest. Pursuant to the Charter of the Audit Committee, the Audit Committee may not approve a related person transaction unless (a) it is in, or not inconsistent with, our best interests and (b) where applicable, if the terms of such transaction are not at least as favorable to us as could be obtained from an unrelated third party. Under our code of conduct, related person transactions are prohibited unless approved or ratified by the Audit Committee.

Transactions with Related Persons

        We are parties to certain transactions with Simon described in the "Compensation Committee Interlocks and Insider Participation" section of this Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION

        Information about our existing equity compensation plan as of December 31, 2014 is as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	784,147(1)	—	9,215,853
Equity compensation plans not approved by security holders	—	—	—
Total	784,147(1)	—	9,215,853

(1)
Consists of a total of 283,610 inducement LTIP units, up to a total of 451,017 performance-based LTIP units (at maximum) and a total of 49,520 RSUs awarded or authorized to be awarded under the Washington Prime Group, L.P. 2014 Stock Incentive Plan as of December 31, 2014.

 SHAREHOLDER PROPOSALS AT OUR 2016 ANNUAL MEETING

Rule 14a-8 Shareholder Proposals

        To be considered for inclusion in the proxy materials for the 2016 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act, a shareholder proposal made pursuant to such rule must be received by our Secretary at 180 East Broad Street, Columbus, Ohio 43215 by the close of business on December     , 2015. If the date of such meeting is changed by more than 30 days from May 21, 2016, the proposal must be received by us at a reasonable time before we begin to print and send our proxy materials. In addition, shareholder proposals must otherwise comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and any other applicable laws and regulations.

Shareholder Proposals or Other Business Outside of the Rule 14a-8 Process

        Our Bylaws also establish an advance notice procedure for shareholders who wish to present a proposal of business or nominate a director before an annual meeting of shareholders but do not intend for the proposal to be included in our proxy statement pursuant to Rule 14a-8. Pursuant to our Bylaws, such a proposal of business or nomination of a director may be brought before the meeting by a shareholder who is entitled to vote at such meeting and who gives timely notice of such proposal or nomination and otherwise satisfies the applicable requirements set forth in our Bylaws. To be timely for the 2016 Annual Meeting of Shareholders, such notice must be received by our Secretary at 180 East Broad Street, Columbus, Ohio 43215 by the close of business on January 21, 2016. If the date of the 2016 meeting is changed by more than 30 days from May 21, 2016, the proposal must be received by us not later than the close of business on the later of 120 calendar days in advance of the 2016 Annual Meeting of Shareholders or 10 calendar days following the date upon which public announcement of the date of the meeting is first made.

HOUSEHOLDING OF PROXY MATERIALS

        SEC rules permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single annual report to shareholders and proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," provides cost savings for companies. Some brokers household proxy materials, delivering a single annual report to shareholders and proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report to shareholders and proxy statement, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the Proxy Statement and annual report by contacting Investor Relations, Washington Prime Group Inc., 180 East Broad Street, Columbus, Ohio 43215, (614) 621-9000.

OTHER BUSINESS

        The Board does not know of any other matters that may be properly be brought before the Annual Meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Robert P. Demchak General Counsel and Secretary

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date PRELIMINARY COPY VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Washington Prime Group Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. WASHINGTON PRIME GROUP INC. 180 EAST BROAD STREET COLUMBUS, OH 43215 M88015-P60825 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. WASHINGTON PRIME GROUP INC. For All Except Withhold All For All THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" IN PROPOSAL 1, "FOR" IN PROPOSALS 2, 3 AND 5 AND IN FAVOR OF "1 YEAR" WITH RESPECT TO PROPOSAL 4. ! ! ! 1. Election of Directors Nominees: 06) Jacquelyn R. Soffer 07) Richard S. Sokolov 08) Marvin L. White 01) Mark S. Ordan 02) Michael P. Glimcher 03) Louis G. Conforti 04) Robert J. Laikin 05) Niles C. Overly Abstain 2 Years 1 Year 3 Years ! ! ! ! 4. Advisory vote on future shareholder votes on executive compensation. For Against Abstain 2. To approve an amendment to Washington Prime Group Inc.'s amended and restated articles of incorporation to change its name to "WP Glimcher Inc." ! ! ! For Against Abstain 5. To ratify the appointment of Ernst & Young LLP as Washington Prime Group Inc.'s independent registered public accounting firm for the year ending December 31, 2015. ! ! ! For Against Abstain 3. Advisory vote on executive compensation, as described in the proxy statement. ! ! ! NOTE: Transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made then this proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposals 2, 3 and 5 and in favor of "1 year" with respect to Proposal 4. Proxy holders are hereby authorized to vote in their discretion as to any other matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof. ! For address changes, please check this box and write them on the back where indicated. ! ! Please indicate if you plan to attend this meeting. Yes No Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should sign personally. All holders must sign. If a signer is a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com. M88016-P60825 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS May 21, 2015 The undersigned shareholder(s) hereby appoint(s) Mark S. Ordan and Michael P. Glimcher, or either of them, as proxies for the undersigned, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the common shares of Washington Prime Group Inc. that the undersigned shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 A.M., local time, on May 21, 2015, at the Residence Inn, 7335 Wisconsin Ave., Bethesda, Maryland, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the notice of the annual meeting of shareholders to be held on May 21, 2015 and of the accompanying proxy statement, and revokes any proxy heretofore given. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS IN PROPOSAL 1, FOR PROPOSALS 2, 3 AND 5 AND IN FAVOR OF "1 YEAR" IN PROPOSAL 4. PROXY HOLDERS ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Address Changes: (If you noted any Address Changes above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE